Exhibit 10.1

DEED OF LEASE

Exhibit A-1	-	First Floor Premises Plan
Exhibit A-2	-	Second Floor Premises Plan
Exhibit B	-	Laboratory Decommissioning Requirements
Exhibit C	-	Declaration of Acceptance
Exhibit D	-	Work Agreement
Exhibit E	-	Rules and Regulations
Exhibit F	-	Rules for Contractors
Exhibit G	-	Plan Showing Must Take Space
Exhibit H	-	Form of Subordination, Non-Disturbance and Attornment Agreement

2

DEED OF LEASE

THIS LEASE (the "Lease") is made and entered into this 4th day of February, 2015, by and between FIRSTFIELD HOLDCO, LLC a Delaware limited liability company ("Landlord") and NOVAVAX, INC., a Delaware corporation ("Tenant").

In consideration of the Rent hereinafter reserved and the agreements hereinafter set forth, Landlord and Tenant mutually agree as follows:

1.    DEFINITIONS.

Lease Specific

A.     Building: a two (2) story building containing approximately Fifty-Two Thousand Seven Ninety (52,790) square feet of rentable area as of the date hereof and located at 21 Firstfield Road, Gaithersburg, MD 20878. Except as otherwise expressly provided in this Lease, the term “Building” shall include all portions of said building, including, but not limited to, the Premises, the Common Areas and the parking and loading areas.

B.     Land: The real estate that supports the Building measuring, at the time of this Lease, approximately 137,706 square feet, and all associated easements.

C.     Project: the Land, together with all equipment thereon, landscaping, structures thereon (other than the Building), driveways and parking areas, and the Building.

D.     Premises: approximately twenty-nine thousand nine hundred fifty-four (29,954) square feet of rentable area consisting of (a) approximately three thousand six hundred forty (3,640) square feet of rentable area located on the first (1st) of the Building and known as Suite 100A (“Suite 100A”); (b) approximately six thousand eight hundred eighty-four (6,884) square feet of rentable area located on the first (1st) of the Building and known as Suite 100B (“Suite 100B”, and, collectively with Suite 100A, the “First Floor Premises”); (c) approximately fourteen thousand two hundred eighteen (14,218) square feet of rentable area located on the second (2nd) floor of the Building and known as Suite 200 A and B (“Suite 200”); and (d) approximately five thousand two hundred twelve (5,212) square feet of rentable area located on the second (2nd) floor of the Building and known as Suite 201 (“Suite 201”, and, collectively with Suite 200, the “Second Floor Premises”). The First Floor Premises and the Second Floor Premises shall be referred to herein collectively, as the “Premises.” The First Floor Premises are more particularly designated on Exhibit A-1 and the Second Floor Premises are more particularly designated on Exhibit A-2. The rentable area in the Building and in the Premises has been determined by Landlord's architect and agreed to by Tenant in accordance with the Building Owners and Managers Association International Standard Method for Measuring Floor Area in Office Buildings, ANSI/BOMA Z65.1-1996, which determination includes an allocation of the Shared Lab Space (as hereinafter defined), and the building engineer’s office located on the first (1st) floor of the Building.

E.      Term: As more particularly defined in Section 2.A. hereof.

F.      Anticipated Lease Commencement Date: January 15, 2015. The actual Lease Commencement Date shall be the date defined as such in Section 2.A. hereof.

G.     Base Rent: As set forth in Section 4.A hereof.

H.      Base Rent Annual Escalation Percentage: two and one-half percent (2.5)%).

I.     Security Deposit: As set forth in Section 35.A.

J.     Brokers: Scheer Partners, Inc., as agent for Landlord, and Jones Lang LaSalle, as agent for Tenant.

K.    Tenant Notice Address: Novavax, Inc., 20 Firstfield Road, Gaithersburg, MD 20878, Attention: General Counsel, prior to the Lease Commencement Date, and at the Premises after the Lease Commencement Date.

L.     Landlord Notice Address: Firstfield Holdco, LLC, c/o 21 FF Manager LLC, 9201 Corporate Boulevard, Suite 420, Rockville, MD 20850, Attention: Charlotte Cassell, Director, with a copy to Scheer Partners, 9201 Corporate Boulevard, Suite 420, Rockville, MD 20850, Attention: Robert Scheer.

M. Landlord Payment Address: Firstfield Holdco, LLC, c/o 21 FF Manager LLC, 9201 Corporate Boulevard, Suite 420, Rockville, MD 20850, Attention: Charlotte Cassell, Director; provided, however, that at Landlord’s sole option, following at least thirty (30) days written notice to Tenant, Tenant shall thereafter make all payments due and payable to Landlord under this Lease by means of electronic transfers of funds from Tenant’s financial institution to Landlord’s designated financial institution.

N.     Building Hours: 7:00 a.m. to 6:00 p.m. on Monday through Friday (excluding Holidays) and 8:00 a.m. to 1:00 p.m. on Saturday (excluding Holidays (as hereinafter defined)), and such additional hours, if any, as Landlord from time to time reasonably determines.

O.     Guarantor(s): none.

P.     Parking Permits: Tenant shall be granted 3.4 Parking Permits per one thousand (1,000) rentable square feet free of charge during the initial Term and the Renewal Periods (as defined in Section 41 hereof).

General

Q.     Alterations: Any improvements, alterations, fixed decorations or modifications, structural or otherwise, to the Premises, the Building or the Land, as defined below, including but not limited to the installation or modification of carpeting, partitions, counters, doors, air conditioning ducts, electrical equipment, gas lines, lab benches, casework, autoclaves, glass washers, freezers, built-in walk-in rooms, ceiling tiles, plumbing, piping, lighting fixtures, wiring, hardware, locks, ceilings and window and wall coverings.

R.     [Intentionally Omitted].

S.     Common Areas: Those areas of the Project made available by Landlord for use by Tenant in common with Landlord, other tenants of the Building and the employees, agents and invitees of Landlord and of such other tenants.

T.     Default Rate: That rate of interest which is five (5) percentage points above the annual rate of interest which is publicly announced by Bank of America or its successor entity, if applicable ("Bank of America"), from time to time as its "prime" rate of interest, irrespective of whether such rate is the lowest rate of interest charged by Bank of America to commercial borrowers. In the event that Bank of America ceases to announce such a prime rate of interest, Landlord, in Landlord's reasonable discretion, shall designate the prime rate of interest by another bank located in the Washington, D.C. metropolitan area, which shall be the prime rate of interest used to calculate the default rate.

U.     Ground Leases: All ground and other underlying leases from which Landlord's title to the Land and/or the Building is or may in the future be derived. "Ground Lessors" shall denote those persons and entities holding such ground or underlying leases.

2

V.     Holidays: New Year's Day, Presidents' Day, Martin Luther King, Jr.'s Birthday, Memorial Day, Independence Day, Labor Day, Columbus Day, Veterans Day, Thanksgiving Day, Christmas Day and any other holidays designated by an executive order of the President of the United States, Act of Congress, the Governor of Maryland or the Maryland General Assembly; provided, however, that Landlord retains the right, in its sole discretion, to increase or to decrease the legal holidays which it observes.

W.     [Intentionally Omitted.]

X.     Lease Commencement Date: The date this Lease commences, as determined pursuant to Section 2.A. below.

Y.     Lease Year: The first Lease Year shall be that period of time that commences on the Lease Commencement Date and ends on the day immediately preceding first anniversary of the Second Floor Premises Rent Commencement Date, and each consecutive twelve (12) month period thereafter, except that the final Lease Year shall be fewer than twelve (12) months; provided, however, that if the Second Floor Premises Rent Commencement Date is not the first day of a month, then the second Lease Year shall commence on the first day of the month following the month in which the first anniversary of the Second Floor Premises Rent Commencement Date occurs. The earliest such period shall be referred to as the "first Lease Year," and each of the following Lease Years shall similarly be numbered for identification purposes.

Z.     Mortgages: All mortgages, deeds of trust and similar security instruments which may now or in the future encumber or otherwise affect the Building or the Land, including mortgages related to both construction and permanent financing. "Mortgagees" shall denote those persons and entities holding such mortgages, deeds of trust and similar security instruments.

3

AA.    Operating Expenses: All actual costs and expenses actually incurred by Landlord during any calendar year in managing, repairing, replacing, operating and maintaining the Project, as determined by Landlord in accordance with generally accepted accounting principles to the extent applicable, and otherwise in accordance with an accounting system established and regularly applied by Landlord. Such costs and expenses shall include, but not be limited to, the cost of water, gas, sanitary sewer, storm sewer, electricity and other utilities for the Common Areas, trash removal, telephone and telecommunications services, insurance, janitorial and char services and supplies, security services, labor costs (including social security taxes and contributions and fringe benefits), charges under maintenance and service contracts (including, but not limited to, chillers, boilers, shared lab equipment, plumbing, elevators, window and security services), central heating and air conditioning, property management fees (not to exceed four percent (4%) of all Base Rent for the Building, which Base Rent shall not include any Operating Expenses or Real Estate Tax Expenses paid to Landlord by Tenant or by other tenants at the Building), business taxes, license fees, public space and vault rentals and charges, costs, charges and other assessments made by or for any entity operating a business improvement district in which the Project is located, condominium fees, assessments, dues, expenses, and other charges which are paid by Landlord as a result of the Project or part of the Project being part of a condominium, and the cost of any equipment or services provided by Landlord in connection with the servicing, operation, maintenance, repair, replacement and protection of the Project and related exterior appurtenances (whether or not provided on the Lease Commencement Date). Operating Expenses shall include the cost of capital improvements made by Landlord to manage, operate or maintain the Building, together with any commercially reasonable financing charges incurred in connection therewith, not to exceed twelve percent (12%) per annum, provided that such costs shall be amortized over the useful life of the improvements in accordance with generally accepted accounting principles, which shall be at least a ten (10) year period for the purpose of this Section 1.AA., and only the portion attributable to the calendar year shall be included in Operating Expenses for the calendar year; further provided that capital expenditures shall be limited to (a) improvements or building elements added to the Building which in Landlord's reasonable judgment will increase the efficiency of the Building (i.e., are reasonably anticipated by Landlord to reduce Operating Expenses as they relate to the item which is the subject of a capital expenditure or to reduce the rate of increase in the Operating Expense which relates to the item which is the subject of the capital expenditure from what it otherwise may have been reasonably anticipated to be in the absence of such capital expenditure), and (b) improvements or replacements which are required to comply with the requirements of any Laws, except with respect to any conditions existing in violation thereof on the Lease Commencement Date. Operating Expenses shall not include: (i) Real Estate Tax Expenses and franchise or income taxes imposed upon Landlord; (ii) payments of principal and interest on any Mortgages; (iii) leasing commissions; (iv) capital expenditures, except as specified above; (v) the costs of special services and utilities separately paid by particular tenants of the Building; (vi) costs which are reimbursed to Landlord by insurers or by governmental authorities in eminent domain proceedings; (vii) advertising for vacant space in the Building; (viii) costs of any equipment, services or utilities which are provided solely to one or more retail tenants of the Building; (ix) salaries, wages, or other compensation or benefits paid to off-site employees or other employees of Landlord who are not assigned full-time to the operation, management, maintenance, or repair of the Building above the grade of Portfolio Manager; provided, however, that Operating Expenses shall include Landlord’s reasonable allocation of compensation paid for the wages, salary, or other compensation or benefits paid to personnel, if offsite, who are assigned part-time to the operation, management, maintenance, or repair of the Building; (x) judgments against Landlord or the Building and costs relating to (x) disputes with third parties including Tenant, tenants, prospective tenants or other occupants of the Building, (y) disputes with purchasers, prospective purchasers, mortgagees or prospective mortgagees of the Building or the Property, or (z) negotiations of leases, contracts of sale or mortgages; (xi) costs in the nature of penalties or fines if Tenant is then current in the payment of all Rent due under this Lease; (xii) costs for services, supplies or repairs paid to any related entity in excess of costs that would be payable in an “arm’s length” or unrelated situation for comparable services, supplies or repairs; (xiii) allowances, concessions or other costs and expenses of improving or decorating any demised or demisable space in the Building; (xiv) any costs or expenses (including fines, interest, penalties and legal fees) arising out of Landlord’s or any other tenant’s breach of any lease, including this Lease or Landlord’s failure to timely pay operating expenses or real estate taxes if Tenant is then current in the payment of all Rent due under this Lease; (xv) costs incurred in connection with the survey, testing, removal, encapsulation, remediation or other treatment of asbestos or any other hazardous materials at the building or elsewhere unless caused by Tenant; (xvi) any costs actually reimbursed under any service contracts or under the warranty of any general contractor, subcontractor or supplier and realized by Landlord; (xvii) reserves for repairs, maintenance, and replacements except in the year spent for Operating Expenses which are incurred as permitted by this Lease; and (xviii) costs of repairs incurred by reason of fire (other than for any reasonable deductible) or other casualty or condemnation. In the event that, during any calendar year or portion thereof during the Term, Landlord shall furnish any service which is included in the definition of Operating Expenses to less than one hundred percent (100%) of the rentable area of the Building because (i) less than all of the rentable area of the Building is occupied, (ii) any such service is not desired or required by any tenant, or (iii) any tenant is itself obtaining or providing any such service, then the Operating Expenses for such calendar year shall be increased to equal the total expenses that Landlord reasonably estimates it would have incurred if Landlord had provided all such services to one hundred percent (100%) of the rentable area of the Building for the entire calendar year. For example, if the average occupancy rate of the Building during a calendar year is eighty percent (80%), the service charges are $1.00 per occupied rentable square foot per year, and the Building contains one hundred thousand (100,000) rentable square feet of space, then it would be reasonable for Landlord to estimate that, if the Building had been one hundred percent (100%) occupied during the entire calendar year, service charges for such calendar year would have been One Hundred Thousand Dollars ($100,000) and to compute the Operating Expenses for such calendar year accordingly. In no event shall the provisions of this paragraph be used to enable Landlord to collect from the tenants of the Building more than one hundred percent (100%) of the costs and expenses incurred by Landlord in managing, operating and maintaining the Building and the Land. Notwithstanding the foregoing, in the event that, during any calendar year or portion thereof during the Term, Landlord shall furnish any utility which is included in the definition of Operating Expenses, the cost of such utilities shall be grossed up in accordance with a formula determined by Landlord in its reasonable discretion.

4

BB.    Outside Release Date: Shall mean August 1, 2015.

CC.    Premises' Standard Electrical Capacity: The electrical capacity sufficient to support Tenant's balanced consumption of thirty (30) watts per square foot of rentable area.

DD.    Real Estate Tax Expenses: All (1) real estate taxes, arena taxes, solid waste taxes and related charges, front foot benefit charges, special user fees, rates, and assessments (including general and special assessments, if any), ordinary and extraordinary, foreseen and unforeseen, which are imposed upon Landlord or assessed against the Building or the Land or Landlord's personal property used in connection therewith; (2) other present or future taxes or governmental charges that are imposed upon Landlord or assessed against the Building or the Land which are in the nature of or in substitution for real estate taxes, including any tax levied on or measured by the rents payable by tenants of the Building, all taxes and assessments for public improvements or any other purpose and any gross receipts or receipts or similar taxes; and (3) expenses (including, without limitation, attorneys' and consultants' fees and court costs) incurred in reviewing, protesting or seeking a reduction of real estate taxes, whether or not such protest or reduction is ultimately successful. Subject to the foregoing, Real Estate Tax Expenses shall not include any (i) inheritance, estate, gift, franchise, corporation, transfer, excise, net income or net profits tax assessed against Landlord from the operation of the Building, and (ii) penalties or interest for late payment of Real Estate Taxes, if Tenant was then current on its payments of Real Estate Tax Expenses under this Lease.

EE.    Rent: All Base Rent and Additional Rent.

(1)         Base Rent: The amount payable by Tenant pursuant to Section 4.A. below.

(2)         Additional Rent: All sums of money payable by Tenant pursuant to this Lease other than Base Rent.

(3)         Monthly Rent: A monthly installment of Base Rent and Additional Rent, if any, which shall equal one-twelfth (1/12th) of Base Rent and Additional Rent then in effect.

FF.    Shared Lab Space. Tenant shall have a non-exclusive license to use a shared laboratory area located on the second (2nd) floor of the Building (such area being defined as the “Shared Lab Space”) in accordance with the terms and conditions of this paragraph during the period in which Landlord continues operation of the same. Landlord shall provide Tenant with written notice of any revocation of the license granted to Tenant to use the Shared Lab Space at least sixty (60) days prior to the effective date of termination of such license. Such Shared Lab Space shall contain certain equipment, furnishings, systems, and personal property, including a Hotpack Vertical Glassware Washer, Consolidated Stills & Sterilizers, an Autoclave Ice Machine, and bench utilities (including, but not limited to, deionized water, compressed air, and house vacuum) (collectively, the “Shared Lab Systems”). Landlord agrees that so long as Tenant has a license to use the Shared Lab Space, Landlord shall not remove any of the Shared Lab Systems from the Shared Lab Space, except in connection with a repair or replacement thereof. The license granted hereby is personal to Tenant and any permitted assignee or subtenants of Tenant, and shall not be assigned or otherwise pledged or transferred, directly or indirectly, without the consent of Landlord, which may be granted or withheld in Landlord’s sole and absolute discretion. Tenant’s use of the Shared Lab Systems shall be subject to such rules and regulations as Landlord or its agent may promulgate and amend from time to time upon reasonable prior notice to Tenant. Landlord shall use commercially reasonable efforts to apply any new rules and regulations in a non-discriminatory manner to all tenants in the Building.

5

(1)         Landlord shall have the right at any time and from time to time in the exercise of its sole and absolute discretion to reconfigure, relocate, or modify the Shared Lab Space and to revise, expand, suspend, terminate, or discontinue any of the Shared Lab Systems.

(2)         Tenant shall use the Shared Lab Space and the Shared Lab Systems so as not to disturb other Building tenants, the Landlord or Landlord’s agents. Landlord assumes no responsibility for enforcing Tenant’s rights or for protecting the Shared Lab Space from any person or entity, including, but not limited to, other tenants or occupants of the Building.

(3)         Landlord shall have no other obligation relating to the Shared Lab Systems other than providing and servicing the same in its sole and absolute subjective discretion during any period for which the Shared Lab Space is operational and the costs thereof are being charged to Building tenants, including Tenant, as part of the Operating Expenses; provided, however, that if Tenant is then leasing and occupying all of the rentable area in the Building Tenant may request in writing that Landlord discontinue providing any services to the Shared Lab Space, in which event Landlord shall have no further obligation to provide any services to the Shared Lab Space, such that costs of operation of the Shared Lab Space shall not be included in Operating Expenses. During any period of replacement, repair, or maintenance of the Shared Lab Systems when they are not operational (including, but not limited to, any delays thereto due to the inability to obtain parts or replacements), Landlord shall have no obligation to provide Tenant with alternative, supplemental, temporary, or back-up Shared Lab Systems. The terms and provisions of this paragraph shall survive the expiration or earlier termination of this Lease.

(4)         Landlord makes no representations or warranties of any kind, express or implied, with respect to the Shared Lab Space and Shared Lab Systems. Without limiting the foregoing, Tenant expressly acknowledges and agrees that Landlord does not guaranty or warrant that the Shared Lab Systems will be operational, will be of sufficient capacity to accommodate Tenant’s use thereof, will be free of Hazardous Materials, or will function or perform adequately, and Landlord shall not be liable for any damages resulting from the failure of the Shared Lab Systems.

(5)         Although the Shared Lab Space does not form a part of the Premises, the provisions of this Lease (A) governing Tenant’s use, operation, and enjoyment of the Premises, (B) imposing obligations on Tenant for matters occurring in, on, within, or about the Premises or arising out of the use or occupancy of the Premises (including, but not limited to, those obligations relating to insurance, indemnification, Hazardous Materials Clearance (as hereinafter defined), and environmental requirements), or (C) limiting Landlord’s liability, shall apply with equal force to Tenant’s use of the Shared Lab Space and the Shared Lab Systems.

6

(6)         If a Default by Tenant occurs under Section 19 hereof, Landlord shall have the right, in addition to any other rights and remedies available to Landlord for a Default by Tenant, to terminate immediately Tenant’s license to use the Shared Lab Space. The expiration or earlier termination of this Lease shall automatically terminate the license hereby granted to Tenant to so use the Shared Lab Space.

GG.    Tenant’s Key Executives: Merv Hamer (Vice President, Facilities and Engineering), Barclay Philips (Senior Vice President, Chief Financial Officer and Treasurer), John Herrmann (Senior Vice President, General Counsel and Secretary), Jim White, and Tim Hahn.

HH.    Tenant's Personal Property: All equipment, improvements, furnishings and/or other property now or hereafter installed or placed in or on the Premises by and at the sole expense of Tenant or with Tenant's permission (other than any property of Landlord), with respect to which Tenant has not been granted any credit or allowance by Landlord, and which: (i) is removable without damage to the Premises, the Building and the Land, (ii) does not diminish the relet or sale value of the Building to other biotechnology or life sciences companies or investors and (ii) is not a replacement of any property of Landlord, whether such replacement is made at Tenant's expense or otherwise. Notwithstanding any other provision of this Lease, Tenant's Personal Property shall not include any improvements or other property installed or placed in or on the Premises as part of Tenant's Work, whether or not any such property was purchased or installed at Tenant's expense except that certain laboratory installations, including, but not limited to, generators, switches, built-in plumbing, fume hoods, built-in warm and cold rooms, deionized water, glass washers, autoclaves, chillers and any related mechanical, electrical and plumbing equipment (collectively, “Installations”) shall be deemed Tenant’s Personal Property during the Term, but shall not be removed by Tenant at the expiration or earlier termination of this Lease without Landlord’s prior written consent, which may be granted or withheld in Landlord’s reasonable discretion.

II.    Tenant’s Work:       All work to be performed by Tenant pursuant to the Work Agreement.

HH.    Unavoidable Delay: Any delays due to strikes, labor disputes, shortages of material, labor or energy, acts of God, governmental restrictions, enemy action, civil commotion, fire, unavoidable casualty or any other causes beyond the control of Landlord or Tenant.

II.    Work Agreement; Exhibit D, the terms of which are hereby expressly incorporated in this Lease.

2.    TERM.

A.     Term of Lease: The term of this Lease (the "Term") shall (a) with respect to the Second Floor Premises, commence upon the execution and delivery of this Lease by Tenant and Landlord (the "Lease Commencement Date"), and (b) subject to the terms and conditions set forth in Section 2.C. hereof, with respect to the First Floor Premises, commence on December 1, 2016 (the “First Floor Premises Lease Commencement Date”), and shall terminate at 11:59 p.m. on November 30, 2026, or such earlier date on which this Lease is terminated pursuant to the provisions hereof (the "Lease Expiration Date"). It is presently anticipated that the Second Floor Premises will be delivered to Tenant within three (3) business days after the date of full execution and delivery of this Lease by Landlord and Tenant; provided, however, that if Landlord does not deliver possession of the Second Floor Premises by such date, Landlord shall not have any liability whatsoever, and this Lease shall not be rendered void or voidable, as a result thereof; provided further that Tenant shall be entitled to one (1) day of abatement of Base Rent for each day beyond the Lease Commencement Date that Landlord has failed to deliver the Second Floor Premises to Tenant in accordance with the terms of this Lease if the reason for such failure is other than a delay caused by any Unavoidable Delay. Landlord hereby leases the Premises to Tenant and Tenant hereby leases the Premises from Landlord for the Term.

7

B.     IBT Release. Landlord and Tenant acknowledge and agree that the First Floor Premises are currently occupied by another tenant in the Building, Integrated Biotherapeutics, Inc. (“IBT”), pursuant to the terms of a separate lease between Landlord, as landlord, and IBT, as tenant (the “IBT Lease”). In the event that (i) Landlord does not deliver possession of the First Floor Premises on or before the First Floor Premises Lease Commencement Date, and the reason therefor is not attributable to an Unavoidable Delay, then the First Floor Premises Free Rent Period (as defined in Section 4.A hereof) shall be extended by one (1) day for each day of delay until the First Floor Premises are delivered to Tenant, and (ii) Landlord and IBT do not enter into an agreement to amend the IBT Lease to terminate IBT’s rights to extend the term of the IBT Lease with respect to the First Floor Premises beyond the First Floor Premises Lease Commencement Date (the “IBT Release”) on or before the Outside Release Date, then this Lease shall automatically terminate only with respect to the First Floor Premises, and Landlord shall promptly return to Tenant any advanced or prepaid rent paid with respect to the First Floor Premises, after which neither party shall have any further obligations or liabilities to the other with respect to the First Floor Premises. Landlord shall use commercially reasonable efforts to obtain the IBT Release. In the event that IBT does not enter into the IBT Release on or before the Outside Release Date, and provided that Tenant does not terminate this Lease with respect to the First Floor Premises pursuant to the terms of this Section 2.C., then, thereafter during the Term of this Lease, Landlord shall not enter into any amendment to the IBT Lease that would grant IBT the right to extend the term of the IBT Lease with respect to the First Floor Premises beyond the expiration date of any extension period contained in the IBT Lease as of the date of this Lease.

C.     Declarations: If requested by Landlord at any time during the Term, Tenant promptly will execute a declaration in the form attached hereto as Exhibit C.

D.     Effective Date: The rights and obligations set forth in this Lease, except for the obligation to pay Rent and as otherwise specifically provided herein to the contrary, shall become effective on the date of final execution of this Lease.

3.    “AS-IS” CONDITION; TENANT’S WORK.

A.     As-Is Condition: Except as hereinafter provide in Section 3.A., Tenant accepts the Second Floor Premises in their “as-is” condition as of the Lease Commencement Date. Landlord shall have no obligation to make any other improvements or alterations to the Second Floor Premises, and Tenant’s possession of the Second Floor Premises shall be conclusive evidence of Tenant’s acceptance of the Premises and its satisfaction as to the condition of the same. Landlord shall deliver the Second Floor Premises and the First Floor Premises to Tenant on the Lease Commencement Date or the First Floor Premises Lease Commencement Date, respectively, with (i) all window systems in good and proper working order, (ii) all Building mechanical, electrical (including any electrical panels), sprinkler, fire alarm, HVAC and plumbing systems (collectively, the “Base Building Systems”) in good working order, and (iii) the base Building restrooms in compliance with all current applicable Laws existing on the Lease Commencement Date, including, but not limited to, the ADA. Landlord represents that all HVAC systems in the Building were designed to comply with ASHRAE standards at the time of design and that to the best of Landlord’s knowledge, based solely upon that certain letter dated January 6, 2015 from Jennerik Engineering, Inc. to Scheer Partners (a copy of which letter has been provided to Tenant), the mechanical systems are incompliance with ASHAE 62.1 as of the date of said letter. Tenant acknowledges that, prior to the Lease Commencement Date, the Second Floor Premises have been decommissioned as set forth in that certain laboratory decommissioning report dated October 29, 2014, prepared by Clym Environmental Services, LLC, a copy of which report has been provided to Tenant, and Landlord makes no representation or warranty as to such decommissioning of the Second Floor Premises. Subject to Section 6.B. below, Landlord, at its sole cost, shall use commercially reasonable efforts to keep the base Building systems, Common Areas, any public restrooms in the Building, Building core stairwells, elevators and Building entry points in compliance with the ADA (as hereinafter defined), and shall make repairs thereto after obtaining written notice from a governmental agency of the need of such repairs; provided, however, that Landlord shall have no obligation for ADA compliance with respect to any portion of the foregoing (a) to the extent such items are located on a floor of the Building if Tenant leases all of the rentable area on such floor in its entirety by Tenant, or (b) if Tenant leases the Building in its entirety.

8

B.     Tenant’s Work. Tenant shall accept the First Floor Premises in their “as-is” condition as of the First Floor Premises Lease Commencement Date. Tenant shall improve the First Floor Premises in accordance with the Work Agreement attached as Exhibit D. Landlord shall have no obligation to make any other improvements or alterations to the First Floor Premises.

4.     RENT.

From and after the Lease Commencement Date, Tenant shall pay to Landlord Base Rent and Additional Rent as are set forth in this Section 4 and in Section 5 below.

A.     Base Rent: Base Rent for the Premises shall be as follows:

(1)         Second Floor Premises Base Rent: Commencing on the Lease Commencement Date, Tenant shall pay Second Floor Premises Base Rent in the following amounts:

Lease Year	Rate of Second Floor Premises Base Rent Per Square Foot Per Annum	Rate of Second Floor Premises Base Rent Per Annum	Second Floor Premises Monthly Base Rent
1 (through 6/30/16)	$22.00	$427,460.00	$35,621.67
2 (7/1/16-6/30/17)	$22.55	$438,146.50	$36,512.21
3	$23.11	$449,027.30	$37,418.94
4	$23.69	$460,296.70	$38,358.06
5	$24.28	$471,760.40	$39,313.37
6	$24.89	$483,612.70	$40,301.06
7	$25.51	$495,659.30	$41,304.94
8	$26.15	$508,094.50	$42,341.21
9	$26.80	$520,724.00	$43,393.67
10	$27.47	$533,742.10	$44,478.51
11	$28.16	$547,148.80	$45,595.73
12 (through 11/30/26)	$28.86	$560,749.80	$46,729.15

9

Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Second Floor Premises Monthly Base Rent for the period commencing on the Lease Commencement Date and ending on July 31, 2015 (the “Second Floor Premises Free Rent Period”). During such Second Floor Premises Free Rent Period, the Second Floor Premises Monthly Base Rent shall be abated (such rental abatement being hereinafter referred to as the “Second Floor Premises Free Rent Allowance”); provided, however, that (i) the Second Floor Premises Free Rent Period and the granting of the Second Floor Premises Free Rent Allowance as provided hereunder shall not affect the Lease Commencement Date pursuant to Section 2.A. hereof, (ii) Tenant shall remain obligated during the Second Floor Premises Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly set forth above (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant, the then unamortized portion of Second Floor Premises Base Rent which would have otherwise been due and payable hereunder during the Second Floor Premises Free Rent Period in the absence of the Second Floor Premises Free Rent Allowance shall immediately become due and payable and any remaining Free Rent Allowance hereunder shall be of no force or effect. If the first day following the last day of the Second Floor Premises Free Rent Period (such date being hereinafter referred to as the “Second Floor Premises Rent Commencement Date”) is a date other than the first day of a month, then Second Floor Premises Monthly Base Rent for the period commencing with and including the Second Floor Premises Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the Second Floor Premises Monthly Base Rent per day and shall be due and payable on the Second Floor Premises Rent Commencement Date and the first full payment of Second Floor Premises Monthly Base Rent shall be applied to the installment of Second Floor Premises Monthly Base Rent which is payable for the first full month immediately following the Second Floor Premises Rent Commencement Date.

(2)         First Floor Premises Base Rent: Commencing on October 1, 2017, Tenant shall pay First Floor Premises Base Rent in the following amounts:

Time Period	Rate of First Floor Premises Base Rent Per Square Foot Per Annum	Rate of First Floor Premises Base Rent Per Annum	First Floor Premises Monthly Base Rent
First Floor Premises Lease Commencement Date-6/30/17	$22.55	$237,316.20	$19,776.35
7/1/17-6/30/18	$23.11	$243,209.64	$20,267.47
7/1/18-6/30/19	$23.69	$249,313.56	$20,776.13
7/1/19-6/30/20	$24.28	$255,522.72	$21,293.56
7/1/20-6/30/21	$24.89	$261,942.36	$21,828.53
7/1/21-6/30/22	$25.51	$268,467.24	$22,372.27
7/1/22-6/30/23	$26.15	$275,202.60	$22,933.55
7/1/23-6/30/24	$26.80	$282,043.20	$23,503.60
7/1/24-6/30/25	$27.47	$289,094.28	$24,091.19
7/1/25-6/30/26	$28.16	$296,355.64	$24,696.32
7/1/26-11/30/26	$28.86	$303,722.64	$25,310.22

10

Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of First Floor Premises Monthly Base Rent for the period commencing on the First Floor Premises Lease Commencement Date and ending on September 30, 2017 (the “First Floor Premises Free Rent Period”). During such First Floor Premises Free Rent Period, the First Floor Premises Monthly Base Rent shall be abated (such rental abatement being hereinafter referred to as the “First Floor Premises Free Rent Allowance”); provided, however, that (i) the First Floor Premises Free Rent Period and the granting of the First Floor Premises Free Rent Allowance as provided hereunder shall not affect the Lease Commencement Date pursuant to Section 2.A. hereof, (ii) Tenant shall remain obligated during the First Floor Premises Free Rent Period to perform all of Tenant’s obligations under this Lease except as expressly set forth above (including, but not limited to, the payment of all Additional Rent coming due under this Lease), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant, the then unamortized portion of First Floor Premises Base Rent which would have otherwise been due and payable hereunder during the First Floor Premises Free Rent Period in the absence of the First Floor Premises Free Rent Allowance shall immediately become due and payable and any remaining Free Rent Allowance hereunder shall be of no force or effect. If the first day following the last day of the First Floor Premises Free Rent Period (such date being hereinafter referred to as the “First Floor Premises Rent Commencement Date”) is a date other than the first day of a month, then First Floor Premises Monthly Base Rent for the period commencing with and including the First Floor Premises Rent Commencement Date and ending on and including the day prior to the first day of the following month shall be prorated at the rate of one-thirtieth (1/30th) of the First Floor Premises Monthly Base Rent per day and shall be due and payable on the First Floor Premises Rent Commencement Date and the first full payment of First Floor Premises Monthly Base Rent shall be applied to the installment of First Floor Premises Monthly Base Rent which is payable for the first full month immediately following the First Floor Premises Rent Commencement Date, Tenant shall pay Base Rent to Landlord in equal monthly installments ("Monthly Base Rent") in advance on the first day of each calendar month during the Term, without notice, except that the first monthly installment of Base Rent shall be paid upon execution of this Lease. If the Lease Commencement Date occurs on a date other than the first day of a calendar month, Tenant shall receive a credit equal to the Monthly Base Rent multiplied by the number of days in said calendar month prior to the Lease Commencement Date and divided by the number of days in such month, which credit shall be applied toward the installment of Monthly Base Rent next due hereunder.

B.     Payment: All Base Rent and Additional Rent due and payable to Landlord under this Lease shall be paid to Landlord at the Landlord Payment Address. Payments of Rent (other than in cash), if initially dishonored, shall not be considered rendered until ultimately honored as cash by Landlord's depository. Except as expressly set forth otherwise in this Lease, Tenant will pay all Rent to Landlord without demand, deduction, set-off or counter-claim. If any sum payable by Tenant under this Lease is paid by check which is returned due to insufficient funds, stop payment order, or otherwise, then: (a) such event shall be treated as a failure to pay such sum when due; and (b) in addition to all other rights and remedies of Landlord hereunder, Landlord shall be entitled (i) to impose, as Additional Rent, a returned check charge of Fifty Dollars ($50.00) to cover Landlord's administrative expenses and overhead for processing, and (ii) to require that all future payments be remitted by wire transfer, money order, or cashier's or certified check.

C.     Late Fee: If Tenant fails to make any payment of Rent on or before the date when payment is due, then Tenant also shall pay to Landlord a late fee equal to five percent (5%) of the amount that is past due for each month or part thereof until such Rent is fully paid. Said late fee shall be deemed reimbursement to Landlord for its costs of carrying and processing Tenant's delinquent account. Acceptance by Landlord of said late fee shall not waive or release any other rights or remedies to which Landlord may be entitled on account of such late payment.

11

D.     REIT/UBTI: Landlord and Tenant agree that no rental or other payment for the use or occupancy of the Premises is or shall be based in whole or in part on the net income or profits derived by any person or entity from the Building or the Premises. Tenant further agrees that it will not enter into any sublease, license, concession or other agreement for any use or occupancy of the Premises which provides for a rental or other payment for such use or occupancy based in whole or in part on the net income or profits derived by any person or entity from the Premises so leased, used or occupied. Nothing in the foregoing sentence, however, shall be construed as permitting or constituting Landlord's approval of any sublease, license, concession, or other use or occupancy agreement not otherwise approved by Landlord in accordance with the provisions of Section 23 of this Lease.

5.    ADDITIONAL RENT.

A.     Sales, Use or Other Taxes or Traffic Mitigation Charges: If during the Term any governmental authority having jurisdiction over the Building or the Land levies, assesses or imposes any traffic mitigation charge or any tax on Landlord, the Premises, the Building or the Land or the rents payable hereunder, in the nature of a sales tax, use tax or any tax except (i) taxes on Landlord's income, (ii) estate or inheritance taxes, or (iii) Real Estate Tax Expenses, then Tenant shall pay its proportionate share of any such tax or traffic mitigation charge to Landlord within fifteen (15) days after receipt by Tenant of notice of the amount of such tax or traffic mitigation charge.

B.     To Cover Operating and Real Estate Tax Expenses:

(1)         Definitions: As used herein, "Tenant's Share of Operating Expenses" shall be that percentage of Operating Expenses which is the equivalent of the number of square feet of rentable area in the Premises (19,430 on the Lease Commencement Date) divided by the number of square feet of rentable area of office and lab space in the Building (52,790 on the Lease Commencement Date). As used herein, "Tenant's Share of Real Estate Tax Expenses" shall be that percentage of Real Estate Tax Expenses which is equivalent to the number of square feet of rentable area in the Premises (19,430 on the Lease Commencement Date) divided by the number of square feet of rentable area (both office and lab) in the Building (52,790 on the Lease Commencement Date). Notwithstanding the foregoing provisions of this Subsection 5.B.(1), in determining Tenant’s Share of Operating Expenses for any calendar year, the portion of Operating Expenses for such calendar year which constitute Controllable Operating Expenses (as hereinafter defined) shall not exceed one hundred five percent (105%) of the amount of Controllable Operating Expenses (as hereinafter defined) for the immediately preceding calendar year (the “Controllable Operating Expenses Cap”).As used herein, “Controllable Operating Expenses” shall mean all Operating Expenses except for the following: (i) license and permit fees of any nature; (ii) utility company charges; (iii) insurance premiums; (iv) the cost to remove snow and ice; and (v) costs of compliance with governmental requirements.

(2)         Payment of Tenant's Share: Beginning on the Lease Commencement Date, in addition to all other Rent set forth herein, for each calendar year during the Term, Tenant shall pay to Landlord, as Additional Rent, on a monthly basis, an amount equal to Tenant's Share of Operating Expenses and an amount equal to Tenant's Share of Real Estate Tax Expenses. Notwithstanding anything contained herein to the contrary, to the extent any portion of the Premises is then subject to the First Floor Premises Free Rent Allowance or the Second Floor Premises Free Rent Allowance, as applicable, Tenant's Share of Operating Expenses and Tenant's Share of Real Estate Tax Expenses with respect to such portion of the Premises shall not be greater, in the aggregate, than (a) with respect to the period commencing on the Lease Commencement Date and ending on December 31, 2015, Seven Dollars ($7.00) per square foot of rentable area, per annum, (b) with respect to calendar year 2016, Seven and 18/100 Dollars ($7.18) per square foot of rentable area per annum, and (c) with respect to the applicable portion of calendar year 2017, Seven and 36/100 Dollars ($7.36) per square foot of rentable area per annum (the “Pass-Through Cap”); provided, however that the cost of utility charges that would otherwise be part of Tenant's Share of Operating Expenses shall not be subject to the Pass-Through Cap.

12

C.     Statements:

(1)          For each calendar year during the Term , Landlord shall deliver to Tenant a statement estimating Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for such calendar year, which Tenant shall pay in equal monthly installments in advance on the first day of each calendar month during each calendar year. Tenant shall continue to pay such estimated Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses until Tenant receives the next such statement from Landlord, at which time Tenant shall commence making monthly payments pursuant to Landlord's new statement. Landlord shall have the right to revise its estimate of Tenant’s Share of Operating and Tenant’s Share of Real Estate Tax Expenses during any calendar year.

D.     Retroactive Adjustments: After the end of each calendar year, Landlord shall determine the actual Operating Expenses and Real Estate Tax Expenses for such calendar year, Landlord shall calculate the foregoing sums and Landlord shall provide to Tenant a statement of Tenant's Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses for the calendar year. Landlord shall use commercially reasonable efforts to provide such statement to Tenant within one hundred eighty (180) days following the end of each applicable calendar year, but any failure to provide a statement within such 180-day period shall not constitute a waiver by Landlord of Tenant’s obligation to pay such amounts which are the subject of such statement. Within thirty (30) days after delivery of any such statement, Tenant shall pay to Landlord (i) any deficiency between the amount shown as Tenant's Share of Operating Expenses for the calendar year and the estimated payments thereof made by Tenant and (ii) any deficiency between the amount shown as Tenant’s Share of Real Estate Tax Expenses for the calendar year and the estimated payments thereof made by Tenant. Tenant shall be credited with any excess estimated payments toward subsequent Rent payments by Tenant or, if the Term of this Lease has expired or been terminated, then following Landlord’s determination of such overpayment by Tenant, Landlord shall refund any excess estimated payments to Tenant within thirty (30) days after the later to occur of (i) the date on which Tenant has cured all defaults under this Lease, if any, or (ii) the date on which Tenant vacates the Premises.

E.     Change In or Contest of Taxes: In the event of any change by any taxing body in the period or manner in which any of the Real Estate Tax Expenses are levied, assessed or imposed, Landlord shall have the right, in its sole discretion, to make equitable adjustments with respect to computing Real Estate Tax Expenses. Real Estate Tax Expenses which are being contested by Landlord shall be included in computing Tenant's Share of Real Estate Tax Expenses under this Section 5, but if Tenant shall have paid Rent on account of contested Real Estate Tax Expenses and Landlord thereafter receives a refund of such taxes, Tenant shall receive a credit toward subsequent Rent payments in an amount equal to Tenant's proportionate share of such refund or, if the Term of this Lease has expired or been terminated, then following Landlord’s determination of such overpayment by Tenant, Landlord shall refund any excess estimated payments to Tenant within thirty (30) days after the later to occur of (i) the date on which Tenant has cured all defaults under this Lease, if any, or (ii) the date on which Tenant vacates the Premises.

13

F.     Audit Rights: Tenant shall have the right, at Tenant’s expense, to retain a Qualified Consultant (as hereinafter defined), to examine the books and records of Landlord relating to the Complex and Land upon at least thirty (30) days’ prior notice and at reasonable times during normal business hours, so that Tenant can determine that Tenant’s Share of Increased Operating Expenses and Tenant’s Share of Increased Real Estate Tax Expenses have, in fact, been paid or incurred and accurately applied by Landlord. Unless Tenant shall give Landlord a notice objecting to the Landlord’s statement and specifying the respects in which such statement is claimed to be incorrect within ninety (90) days after its receipt of such statement, the statement shall be considered to be final and accepted by Tenant. If Tenant disputes any such statement, Tenant shall pay all Additional Rent set forth therein as a condition precedent to its right to contest the same without prejudice to Tenant’s position. The term “Qualified Consultant” shall mean an independent, certified public accounting firm or auditing firm, or another qualified third-party consultant which has significant experience in the field of pass-through audits for commercial office buildings in the Washington, D.C. metropolitan area, and which firm or consultant is reasonably approved by Landlord and is retained by Tenant on other than a contingent fee basis.

G.     Arbitration: Unless otherwise mutually agreed, any dispute pertaining to the statement described in Section 5.C. hereof shall be determined by arbitration in the jurisdiction in which the Premises are located, in accordance with the then current commercial rules of the American Arbitration Association. The costs of the arbitration shall be divided equally between Landlord and Tenant, except that each party shall bear the cost of its own legal fees and accounting fees, unless (i) the arbitration results in a determination that Landlord's statement contained a discrepancy of less than five percent (5%) in Landlord's favor, in which event Tenant shall bear all costs incurred in connection with such audit and arbitration, including, without limitation, reasonable legal fees and accounting fees incurred by Landlord, or (ii) the arbitration results in a determination that Landlord's statement contained a discrepancy of five percent (5%) or more in Landlord's favor, in which event Landlord shall bear all costs incurred in connection with such audit and arbitration, including, without limitation, reasonable legal fees and accounting fees incurred by Tenant. Pending determination of any dispute, Tenant shall pay all amounts due pursuant to the disputed statement, but such payments shall be without prejudice to Tenant's position. If it is determined that there was an overpayment on the part of Tenant, then Tenant shall be entitled to a credit on subsequent Rent payment(s) next coming due in an amount equal to such credit, or if the Term has expired or been terminated, Landlord shall pay the amount of any such credit to Tenant within thirty (30) days after the later to occur of (i) the receipt by Landlord of any such refund of such taxes or (ii) the date of Tenant’s cure of all defaults, if any, under this Lease.

H.     Tenant’s Personal Property: If any Taxes on Tenant’s Personal Property are levied against Landlord or Landlord’s property, or if the assessed valuation of the Project is increased by a value attributable to improvements, alterations or equipment in the Premises, whether owned by Landlord or Tenant and whether or not affixed to the real property so as to become a part thereof, higher than the base valuation on which Landlord from time-to-time allocates Real Estate Tax Expenses to all tenants in the Project, Landlord shall have the right, but not the obligation, to pay such Real Estate Tax Expenses. Landlord’s determination of any excess assessed valuation shall be binding and conclusive, absent manifest error. The amount of any such payment by Landlord shall constitute Additional Rent due from Tenant to Landlord immediately upon demand therefor.

14

6.    USE.

A.     Permitted Use: Tenant shall use and occupy the Premises solely for general office, research and development laboratory, vaccine or biological manufacturing and other related purposes consistent with the character of the Project and all applicable Laws (as hereinafter defined), and for no other purpose.

B.     Legal and Other Restrictions of Tenant's Use: Tenant shall not use or occupy the Premises for any unlawful purpose, or in any manner that will violate the certificate of occupancy for the Premises or the Project or that will constitute waste, nuisance or unreasonable annoyance to Landlord or any other tenant or user of the Building, or in any manner that will increase the number of parking spaces required for the Building or its full occupancy as required by law. Tenant shall comply with all present and future laws (including, without limitation, the Americans with Disabilities Act (the "ADA") and the regulations promulgated thereunder, as the same may be amended from time to time), code, ordinances (including without limitation, zoning ordinances and land use requirements), regulations, orders and recommendations (including, without limitation, those made by any public or private agency having authority over insurance rates) (collectively, "Laws") concerning the use, occupancy and condition of the Premises and all machinery, equipment, furnishings, fixtures and improvements therein, all of which shall be complied with in a timely manner at Tenant's sole expense. If any such Law requires an occupancy or use permit or license for the Premises or the operation of the business conducted therein (including a certificate of occupancy or nonresidential use permit), then Tenant shall obtain and keep current such permit or license at Tenant's expense and shall promptly deliver a copy thereof to Landlord. Use of the Premises is subject to all covenants, conditions and restrictions of record. Landlord represents to Tenant that to Landlord’s knowledge no covenants, conditions or restrictions of record restrict the permitted use of the Premises. Tenant shall not use any space in the Building for the sale of goods to the public at large or for the sale at auction of goods or property of any kind. Tenant shall not conduct any operations, sales, promotions, advertising or special events in, on or about the Project outside of the Premises.

C.     Compliance with Laws. Notwithstanding anything contained herein to the contrary, Landlord shall be responsible, at its sole cost and expense, for compliance of the Common Areas, Land and Base Building Systems within the Premises as the Premises exist on the date of execution of this Lease, with all applicable federal, state and local laws, regulations and ordinances (including any fire and life safety regulations and the Americans with Disabilities Act (the “ADA”)) throughout the Term of this Lease. Tenant shall be responsible, at its sole cost and expense, for compliance of the Premises (except for Base Building Systems which are not affected by Tenant’s Work) with the ADA and all applicable federal, state and local laws, regulations and ordinances. Notwithstanding anything to the contrary contained in this Lease, Tenant shall not be responsible for ensuring the Premises complies with law when (i) such legal requirements are imposed on a building-wide basis; (ii) such legal requirements do not relate to Tenant's particular manner of use of the Premises; (iii) a notice of violation or order was issued prior to the date Tenant is given possession of the applicable Premises; or (iv) such legal requirements require investigating, certifying, monitoring, encapsulating, removing or in any way dealing with asbestos or hazardous substances unless such asbestos or hazardous substances were introduced into the Premises by or exacerbated Tenant. In no event shall Tenant ever be responsible for making any capital expenditures or structural changes under this Lease, unless such capital expenditures or structural changes are required due to the actions or failures to act of Tenant.

15

7.    CARE OF PREMISES.

A.     Tenant’s Maintenance Obligations. Tenant shall at its expense keep the Premises (including all improvements, fixtures and other property located therein) in a neat and clean condition and in good order and repair, and will suffer no waste or injury thereto. Tenant shall maintain all fixtures, furnishings and equipment located in, or exclusively serving, the Premises in clean, safe and sanitary condition, shall take good care thereof and make all required repairs and replacements thereto. Tenant shall give Landlord prompt written notice of any defects or damage to the structure of, or equipment or fixtures in, the Project or any part thereof upon discovery of such defects or damage. Tenant shall surrender the Premises at the end of the Term in accordance with the requirements of this Lease and in as good order and condition as they were in on the Lease Commencement Date, ordinary wear and tear and damage by fire or other casualty excepted. In no event shall Tenant’s obligation to repair the Premises extend to (i) repairs necessitated in whole or in part by the gross negligence or willful misconduct of Landlord or its agents, employees or contractors; (ii) repairs for which Landlord is responsible hereunder; or (iii) repairs required as a result of Landlord’s failure to make repairs for which it is responsible hereunder.

B.     Landlord’s Obligation to Maintain Base Building: Landlord agrees to use commercially reasonable efforts to maintain the structural portions of the Building (including, but not limited to, exterior demising walls, foundation, windows, roof, garage and common areas that form a part of the Building) and the Building’s operating systems (including, but not limited to, base Building mechanical, electrical, life safety, heating, ventilation, air-conditioning, plumbing, pipes and conduits) to a standard which is at least equal to the standard of maintenance in other comparable buildings located in Gaithersburg, Maryland, taking into account the size, age, class, location and method of construction of the Building and of such other buildings, and shall make such repairs thereto as become necessary as expeditiously as circumstances permit after obtaining actual knowledge from any source of the need for such repairs, all costs of which shall be included in Operating Expenses to the extent the same constitute Operating Expenses, unless the need for any such maintenance or repair is brought about by any act or omission of Tenant, its agents, employees or invitees, in which event such repairs shall be made by Landlord at Tenant’s sole cost and expense, subject to the mutual waiver of subrogation in Section 17 of this Lease. Landlord shall have no duty to Tenant to maintain or to make any repairs or improvements to the Premises except as provided in this Lease.

8.    ALTERATIONS BY TENANT.

A.     Making of Alterations; Landlord's Consent: Tenant shall not make or permit to be made any Alterations without the prior written consent of Landlord both as to whether the Alterations may be made and as to how and when they will be made. Notwithstanding the foregoing, Landlord shall not unreasonably withhold or condition its consent to any non-structural, cosmetic Alteration which Tenant may desire to make to the Premises; provided, however, that Landlord shall retain sole and absolute discretion to withhold its consent to any Alteration, whether structural or non-structural, which may, in the sole and absolute judgment of Landlord (1) adversely affect the marketability of the Premises, (2) exceed the capacity of, hinder the effectiveness of, interfere with the electrical, mechanical, heating, ventilating, air conditioning, plumbing or other systems of the Premises or the Project or which will be connected to any of such systems, or (3) be visible from outside the Premises. Notwithstanding the foregoing, Tenant shall have the right, after providing at least ten (10) days prior written notice to Landlord, but without the necessity of obtaining Landlord’s consent, to recarpet, repaint, or to make purely “cosmetic” or “decorative” nonstructural Alterations in and to the Premises that (I) do not fall within clauses (1) through (3) above, (II) do not require the issuance of a building permit, and (III) do not cost, when aggregated with all other Alterations made during the previous twelve (12) months, more than Ten Dollars ($10.00) per rentable square foot of the Premises.

16

B.     Any Alterations shall be made at Tenant's expense, by contractors approved by Landlord (which approval shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, (2) neither Landlord nor any of its affiliates has had any prior experience with such contractor or subcontractor which was unsatisfactory, and (3) Landlord knows of no prior unsatisfactory experience that a third party has had with such contractor or subcontractor), in a good, workmanlike and first-class manner, and subcontractors and in accordance with complete plans and specifications approved in advance in writing by Landlord (such approval not to be unreasonably withheld, conditioned or delayed with respect to items not affecting the structural components of the Building or any of the Building’s operating systems), and only after Tenant: (i) has obtained all necessary permits from governmental authorities having jurisdiction and has furnished copies thereof to Landlord, (ii) has submitted to Landlord an architect's certificate that the Alterations will conform to all applicable Laws, and (iii) has complied with all other requirements reasonably imposed by Landlord, including, without limitation, any requirements due to the underwriting guidelines of Landlord's insurance carriers. Landlord's consent to any Alterations and approval of any plans and specifications constitutes approval of no more than the concept of these Alterations and not a representation or warranty with respect to the quality or functioning of such Alterations, plans and specifications. Tenant shall be and is solely responsible for the Alterations and for the proper integration thereof with the Building, the Building's systems and existing conditions. Landlord shall have the right, but not the obligation, to supervise the making of any Alterations. All Alterations involving structural, electrical, mechanical or plumbing work, lab equipment, furniture or fixtures, the heating, ventilation and air conditioning system of the Premises or the Building, and the roof of the Building, shall, at Landlord's election, be performed by Landlord's designated contractor or subcontractor at Tenant's expense. Tenant shall pay to Landlord as Additional Rent a construction management fee in an amount equal to one percent (1%) of the cost of such work (the “Oversight Fee”), plus, the actual out-of-pocket costs of any architectural fees incurred by Landlord’s construction manager. If any Alterations which require Landlord’s approval are made without the prior written consent of Landlord, or which do not conform to plans and specifications approved by Landlord or to other conditions imposed by Landlord pursuant to this Section 8, Landlord may, in its sole discretion, correct or remove such Alterations at Tenant's expense, including charging Tenant an Oversight Fee based on the costs of such correction or removal. Following completion of any Alterations, at Landlord's request, Tenant either shall deliver to Landlord a complete set of "as built" plans showing the Alterations or shall reimburse Landlord for any expense incurred by Landlord in causing the Building plans to be modified to reflect the Alterations. All Alterations shall remain the property of Landlord following the expiration of the Term, unless Landlord provides Tenant with written notice requiring the removal of such Alterations at the time Tenant requests Landlord’s consent to such Alterations in accordance with the terms of Section 10 hereof.

17

C.     No Liens: Tenant shall take all necessary steps to ensure that no mechanic's or materialmen's liens are filed against the Premises, Building or Project as a result of any Alterations made by the Tenant. If any mechanic's lien is filed, Tenant shall discharge the lien within ten (10) business days thereafter, at Tenant's expense, by paying off or bonding the lien. If Tenant fails to discharge such lien within such 10-business day period, Landlord shall have the right, but not the obligation, to pay such lien and require Tenant to reimburse Landlord for all costs incurred thereto within ten (10) days of demand. If Landlord gives its consent to the making of any Alteration, such consent shall not be deemed to be an agreement or consent by Landlord to subject its interest in the Premises or the Building to any liens which may be filed in connection therewith, nor shall Landlord’s receipt of any fee in connection with any Alterations or Tenant’s Work or Landlord’s payment of any allowance to Tenant with respect to any work performed in or with respect to the Premises by or on behalf of Tenant be deemed to constitute a basis for Landlord’s interest in the Premises or the Building to be subjected to any lien. If Tenant shall lease or finance the acquisition of office equipment, furnishings, or other personal property of a removable nature utilized by Tenant in the operation of Tenant’s business, Tenant warrants that any Uniform Commercial Code Financing Statement filed as a matter of public record by any lessor or creditor of Tenant will upon its face or by exhibit thereto indicate that such Financing Statement is applicable only to removable personal property of Tenant located within the Premises. In no event shall the address of the Project be furnished on the statement without qualifying language as to the applicability of the lien only to removable personal property, located in an identified suite leased by Tenant.

9.    EQUIPMENT.

A.     Equipment. Upon Tenant’s written request, and provided that Tenant is not then occupying the entire Building, all electrical consumption used in the Premises with respect to the Premises (including, but not limited to, when possible, all costs of providing heating and air conditioning to the Premises) shall be separately metered at Landlord’s cost, and Tenant shall pay the full amount of such consumption directly to the providers thereof, and Tenant shall pay, as part of Operating Expenses, its share of all charges for electrical consumption, as reasonably determined by Landlord based on Tenant’s pro rata share calculated on a per square foot basis for the Common Area and any vacant space and non-metered space in the Building, with respect to electrical components which are jointly metered among multiple tenants of the Building or which are paid by Landlord for the Building and/or the Premises, provided, however, that the cost of electricity provided to the Premises shall not be paid twice by Tenant as a result of paying electrical costs both directly to the providers based upon separate meters and to Landlord as part of Operating Expenses.

B.     Permitted Equipment: Tenant shall not install or operate in the Premises any equipment or other machinery that, in the aggregate, will cause Tenant to use more than the Premises' Standard Electrical Capacity, without: (i) obtaining the prior written consent of Landlord, who may condition its consent upon the payment by Tenant of Additional Rent for additional consumption of utilities, additional wiring or other expenses resulting therefrom, (ii) securing all necessary permits from governmental authorities and utility companies and furnishing copies thereof to Landlord, and (iii) complying with all other requirements reasonably imposed by Landlord. Prior to the Lease Commencement Date, Tenant shall provide Landlord with a list of all equipment that Tenant intends to install or operate in the Premises which operate on more than one hundred twenty (120) volts, and Tenant shall provide Landlord with an updated list of such equipment prior to the installation or use of any additional equipment which operates on more than one hundred twenty (120) volts. Tenant shall not install any equipment or machinery which may necessitate any changes, replacements or additions to or material changes in the use of water, heating, plumbing, air conditioning, gas or electrical systems of the Building without obtaining the prior written consent of Landlord, who may withhold or deny its consent in its absolute discretion.

18

C.     Payment For Excess Utility Usage: If Tenant's equipment shall result in electrical demand in excess of the Premises' Standard Electrical Capacity, Landlord shall have the right, in its sole discretion, to install additional transformers, distribution panels, wiring and other applicable equipment at the expense of Tenant. None of the equipment so installed shall be deemed to be Tenant's Personal Property. If at any time during the Term, Tenant's connected electrical load from its use of equipment and fixtures (including incandescent lighting and power), as estimated by Landlord, exceeds the Premises' Standard Electrical Capacity, then Landlord may, at its option: (i) install separate electrical meter(s) for the Premises, or (ii) cause a survey to be made by an independent electrical engineer or consulting firm to determine the amount of electricity consumed by Tenant beyond the Premises' Standard Electrical Capacity. Tenant shall reimburse Landlord for the reasonable out-of-pocket cost of the installation of said meter(s) or completion of said meter(s) or survey, and shall pay as Additional Rent the cost of any electricity in excess of an average of the Premises Standard Electrical Capacity, at the rate charged by the utility company providing such electricity, assuming continuous business hours, within ten (10) days after receipt of any bill therefor from Landlord, or Landlord may require Tenant to contract separately from the applicable utility provider reasonably satisfactory to Landlord.

If Landlord shall determine that Tenant’s usage of any other utility constitutes excess usage, Landlord shall have the right to (i) require Tenant to contract separately from the applicable utility provider reasonably satisfactory to Landlord and (ii) require Tenant to reimburse Landlord for the cost of any excess water, sewer, gas and HVAC usage in the Premises. Excess usage shall mean the excess of the estimated usage in the Premises (per square foot of rentable area) during any billing period over the average usage (per square foot of rentable area) during the same period for the entire Building, as reasonably calculated by Landlord.

D.     Noise; Vibration; Floor Load: Business machines and equipment belonging to Tenant, which cause noise or vibration that may be transmitted to any part of the Building to such a degree as to be objectionable to Landlord or to any tenant of the Building, shall be installed and maintained by Tenant at Tenant's expense on devices that eliminate the noise and vibration. Tenant shall not place any load upon the floor of the Premises which exceeds the five hundred (500) pounds per square foot, or such other weight as Landlord may reasonably prescribe.

E.     Landlord’s Generator: Landlord, at Landlord’s sole cost and expense, shall maintain the existing emergency generator at the Building (the “Generator”). The Generator shall have sufficient capacity to provide emergency power as required by Laws for life safety during a power outage for Building systems, including, but not limited to, all fire alarms, security access control, domestic water, fire suppression, elevators, emergency lighting, and other required systems. Tenant shall have the right to utilize a percentage of the Generator’s capacity which is the equivalent to the number of square feet of rentable area in the Premises divided by the aggregate number of square feet of rentable area of office and lab space occupied by all tenants who have the right to use the Generator. The costs of maintenance, repair, replacement and operation of the Generator (including, but not limited to, all costs of electrical consumption from such Generator) (the “Generator Costs”) shall be included in Operating Expenses. Landlord shall have the right to relocate the Generator to another area which shall permit the Generator to continue to serve the Premises as it had prior to such relocation. The installation and placement of the relocated Generator shall comply with all applicable Laws. Tenant acknowledges and agrees that Landlord does not guarantee that the Generator will be operational at all times or that emergency power will be available to the Premises when needed.

19

F.     Tenant’s Generator. Landlord acknowledges that Tenant shall have the right, at Tenant's option and at Tenant’s sole cost and expense, to install, operate, maintain, repair and replace a supplemental generator, fuel tank or both of same (collectively, the “Tenant’s Generator”) in a location (or locations) on the existing empty pad near the Generator (the “Generator Space”) and Tenant may use Tenant’s pro rata share of existing conduits for wire pulls; provided, however, that (i) Tenant shall be solely responsible for all costs of installation, maintenance, repair and replacement of the Tenant’s Generator, (ii) Tenant shall be responsible for all costs of operation of such Tenant’s Generator (including, but not limited to, all costs of electrical consumption from such Tenant’s Generator), and (iii) Tenant’s installation work conducted in connection with the installation of the Tenant’s Generator shall be subject to Landlord’s prior written approval in accordance with the terms and conditions of Section 8.A. hereof. Tenant shall comply with (a) Landlord's standard requirements regarding Tenant’s use, operation and maintenance of the Tenant’s Generator with respect to noise, vibration, and testing, and (b) with all Laws with respect to screening of Tenant’s Generator. Landlord shall have the right, in Landlord's reasonable judgment, by providing Tenant with prior written notice and paying the reasonable cost of relocation of the Tenant’s Generator, to relocate the Tenant’s Generator from the Generator Space to another area which shall permit the Tenant’s Generator to continue to serve the Premises as it had prior to such relocation. In addition, Landlord and Tenant acknowledge that the installation of the Tenant’s Generator shall include the costs of demising the Generator Space, if applicable, the costs of installation of connecting conduits, and all actual costs of installation, operation, maintenance, repair, replacement and removal of the Tenant’s Generator, all of which costs shall be paid solely by Tenant (which costs may be paid from the Tenant Allowance). The installation and placement of the Tenant’s Generator shall comply with all applicable Laws. Prior to the Lease Expiration Date, Tenant shall restore the Generator Space and any damage to the Land, the Building, the Premises or any combination thereof, to their condition as of the Lease Commencement Date, reasonable wear and tear excepted; provided, however, that Landlord shall have the right, in its sole and absolute discretion, to retain possession of the Tenant’s Generator upon the expiration or earlier termination of this Lease, in which event Tenant shall have no obligation to remove the Tenant’s Generator, and the Tenant’s Generator shall become the property of Landlord from and after the Lease Expiration Date.

10.  OWNERSHIP AND REMOVAL OF PROPERTY.

A.     Landlord's Property: Any Alterations and other improvements and any equipment, machinery, furnishings and other property, installed or located in the Premises or Project by or on behalf of Landlord or Tenant, except for applicable Tenant's Personal Property: (i) shall immediately become the property of Landlord, and (ii) shall be surrendered to Landlord with the Premises as a part thereof at the end of the Term; provided, however, that if Landlord requests Tenant to remove any Alterations installed by or on behalf of Tenant, Tenant shall cause the same to be removed at Tenant's expense on or before the Lease Expiration Date or earlier termination of this Lease, or shall reimburse Landlord for the cost of such removal, as elected by Landlord (unless Landlord expressly waives in writing the right to require such removal at the time Landlord gives its consent to the making of such Alterations). Notwithstanding the foregoing, Tenant, upon submitting its request to Landlord to make Alterations, shall have the right to request therein that Landlord specify whether and to what extent Landlord will require Tenant to remove the Alterations in question at the end of the Term, provided that Tenant refers therein to the provisions of this Section 10.A. If Tenant shall fail to request such information in its request to make any Alterations, such right shall be deemed null and void as to the Alterations in question, and all such Alterations shall thereafter be subject to the exercise of Landlord’s rights and to Tenant’s obligations set forth in this Section 10.A. If Tenant submits its request for such information in accordance with the foregoing provisions and Landlord consents to the Alterations requested, Landlord shall, together with its consent, specify in writing whether and to what extent it will require Tenant to remove the Alterations in question at the end of the Term, and if Landlord fails so to specify, Tenant shall have no further obligation to remove the Alterations which were the subject of Tenant’s request.

20

B.     Removal of Property At End of Term: Tenant shall remove all of Tenant's Personal Property (except as provided in Section 1 CC. herein), and all computer cabling and wiring installed by or on behalf of Tenant (irrespective of whether such cabling and wiring constitutes Tenant's Personal Property under the terms of this Lease, and at Tenant's expense, using a contractor approved in advance by Landlord in writing, which approval shall not be unreasonably withheld, conditioned or delayed if (1) the contractor or subcontractor is properly licensed, (2) neither Landlord nor any of its affiliates has had any prior experience with such contractor or subcontractor which was unsatisfactory, and (3) Landlord knows of no prior unsatisfactory experience that a third party has had with such contractor or subcontractor), from the Building and the Land on or before the Lease Expiration Date. Any personal property belonging to Tenant or to any other person or entity which is left in the Building or on the Land after the date this Lease is terminated for any reason shall be deemed to have been abandoned. In such event, Landlord shall have the right to store such property at Tenant's sole cost and/or to dispose of it in whatever manner Landlord considers appropriate, without waiving its right to claim from Tenant all expenses and damages caused by Tenant's failure to remove such property, and Tenant and any other person or entity shall have no right to compensation from or any other claim against Landlord as a result. Notwithstanding the foregoing, Landlord shall not require Tenant to remove (x) any initial Alterations which are performed in the applicable portion of the Premises as of the Lease Commencement Date, the First Floor Premises Lease Commencement Date, or the Second Floor Premises Lease Commencement Date (as applicable), or (y) any Alterations which constitute improvements which are typically found in businesses conducting only an office and laboratory use and other incidental uses in buildings which are comparable to the Building (the "Typical Non-Structural/Non-System Office/Lab Improvements") (such items which are excluded from being Typical Non-Structural/Non-System Office/Lab Improvements being hereinafter referred to as "Items Subject to Removal"). Items Subject to Removal shall include, but not be limited to, any raised flooring (i.e., flooring which is raised above the concrete slab, with a cavity between the raised flooring and the concrete slab), cafeteria improvements, catering kitchens (not including pantries), internal stairwells, computer server rooms, and any other similar non-standard office or laboratory installations within the Premises. Notwithstanding the foregoing or anything to the contrary contained in this Lease, in the event that as part of Tenant’s obligations set forth in Section 40 hereof (captioned “Surrender”), Tenant is required to repair, remove or replace certain components of the Premises or the Building, then Tenant shall perform such repair, removal or replacement, regardless of whether or not such item constitutes an initial improvement, Typical Non-Structural/Non-System Office/Lab Improvements or an Item Subject to Removal.

11.  LANDLORD'S ACCESS TO PREMISES.

Landlord may at any reasonable time enter the Premises to examine them, to make alterations or repairs thereto or for any other purposes which Landlord considers necessary or advisable; however, in the case of any emergency, Landlord and its agents may enter the Premises at any time and in any manner. Tenant shall allow the Premises to be exhibited by Landlord: (i) at any reasonable time to representatives of lending institutions or to prospective purchasers of the Building, and (ii) at any reasonable time to persons who may be interested in leasing the Premises. Landlord reserves the right and shall be permitted reasonable access to the Premises to install facilities within and through the Premises and to install and service any systems deemed advisable by Landlord to provide services or utilities to any tenant of the Building. Landlord agrees to provide the Tenant with at least 48 hours prior notice (except in the event of an emergency, in which event not notice shall be required), which notice may be given verbally, prior to entering the Premises pursuant to this Section 11. Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord.

21

12.  SERVICES AND UTILITIES.

A.     Services Provided: Landlord shall provide the following services to Tenant, at Tenant’s expense, except as otherwise provided herein (including, but not limited to, as provided in Sections 5, 9.A. and 1.BB. hereof):

(1)         Central heating and air conditioning commensurate with central heating and air conditioning service provided to comparable buildings during Building Hours, exclusive of Holidays, during the seasons of the year and within the temperature ranges usually furnished in comparable office and lab buildings in the local jurisdiction in which the Building is located. Landlord shall provide heat and air conditioning at other times at Tenant's expense, provided that Tenant gives Landlord notice by 1:00 p.m. on weekdays for after-hour service on the next weekday, two (2) business days' notice before a Holiday for service on such Holiday and two (2) business days' notice for after-hour service on Saturday or Sunday. Landlord shall charge Tenant for such after-hour, Holiday and special weekend service at Landlord’s “Actual Cost,” which is defined as the sum of the actual costs incurred by Landlord in providing after-hours HVAC service, including Landlord’s direct costs, engineering labor costs, applicable depreciation and repair and maintenance costs directly related to and only to the extent of the increased utilization of equipment to provide the service, and Landlord’s reasonable estimate of related administrative costs for such service. Landlord shall provide Tenant with reasonable details of how such costs were determined and allocated to Tenant. At all times, Landlord shall provide electrical facilities to furnish electricity up to the Premises' Standard Electrical Capacity and gas, if installed as part of Tenant’s Work. Notwithstanding the foregoing, Landlord, at its option, may discontinue such service by installing, at Landlord’s expense, a submeter to serve the Premises, and either (i) require Tenant to contract separately with a utility provider reasonably acceptable to Landlord for such electricity or gas or (ii) in the case of a joint submeter, charge Tenant for its share, as reasonably determined by Landlord, for its consumption of any utilities. Following the installation of a submeter exclusively serving the Premises, Landlord will no longer be responsible for furnishing electricity, gas or other utility to the Premises that are separately sub-metered.

(2)         [Intentionally Omitted.]

(3)         Cleaning and char services for the Common Areas in Landlord's standard manner.

(4)         Tenant shall contract separately to clean and remove waste daily (excluding weekends and Holidays) and as otherwise necessary from the entire Premises, including the office and laboratory areas, floors, windows, fixtures and equipment, in a manner consistent with the Building.

(5)         Routine maintenance for all Common Areas of the Building in such manner as Landlord deems reasonable.

(6)         Reasonable access to the Premises twenty-four (24) hours per day, seven (7) days per week, fifty-two (52) weeks per year, subject to such access control procedures, restrictions and other regulations as Landlord may promulgate.

(7)         One (1) Building engineer at the Building during Building Hours.

B.     Failure to Provide Services: Landlord shall have no liability to Tenant or others based on any failure by Landlord to furnish the foregoing, due to Unavoidable Delays, repair or maintenance work or any other reason, and such failure shall neither render Landlord liable for damages to either person or property, nor be construed as an eviction of Tenant, nor cause a diminution or abatement of Rent nor relieve Tenant of any of Tenant's obligations hereunder. Notwithstanding the foregoing, if any of the services to be provided by Landlord pursuant to this Section 12 is suspended and such suspension renders the Premises untenantable and continues for more than five (5) consecutive business days, if the reason for the suspension or the continuation of the suspension is anything other than an Unavoidable Delay, all Monthly Base Rent and Additional Rent due pursuant to Section 5.B. hereof shall be abated for the period commencing on the sixth (6th) consecutive business day of such suspension and concluding on the date that the service has been restored.

22

C.     Conservation: Tenant hereby agrees to comply with all energy conservation procedures, controls and requirements instituted by Landlord pursuant to any government regulations or otherwise, including but not limited to controls on the permitted range of temperatures, the volume of energy consumption or the hours of operation of the Building. Institution by Landlord of such controls and requirements shall not entitle Tenant to terminate this Lease or to an abatement of any Rent payable hereunder.

D.     Recycling: Without limiting the foregoing, Tenant covenants and agrees, at its sole cost and expense, to comply with all present and future Laws of the jurisdiction in which the Building is located and of the federal, municipal, and local governments, departments, commissions, agencies and boards having jurisdiction over the Building to the extent that any of them impose on Tenant duties and responsibilities regarding the collection, sorting, separation, and recycling of trash. Tenant shall pay all costs, expenses, fines, penalties, or damages that may be imposed on Landlord or Tenant by reason of Tenant's failure to comply with the provisions of this Section 12.D., and, at Tenant's sole cost and expense, shall indemnify, defend and hold Landlord harmless (including legal fees and expenses) from and against any actions, claims, and suits arising from such noncompliance, using counsel reasonably satisfactory to Landlord.

13.  RULES AND REGULATIONS.

Tenant shall abide by and observe the rules and regulations attached hereto as Exhibit E and such other rules and regulations as may be made by Landlord from time to time. Nothing contained in this Lease or in any rules and regulations shall be interpreted to impose upon Landlord any obligations to enforce against any tenant its rules and regulations, or the provisions of any lease with any other tenant, and Landlord shall not be liable to Tenant or any other entity for any violation of said rules, regulations or lease provisions. In the event of any conflict between this Lease and any rules and regulations, the terms of this Lease shall govern.

14.  REPAIR OF DAMAGE CAUSED BY TENANT: INDEMNIFICATION.

A.     Repairs: Except as otherwise expressly provided in this Lease and subject to the mutual waiver of subrogation in Section 17 of this Lease, all injury, breakage and damage to the Land, the Building or the Premises, caused by any act or omission of Tenant shall be repaired by and at the sole expense of Tenant, except Landlord shall have the right, at its option, to make such repairs and to charge Tenant for all costs and expenses incurred in connection therewith as Additional Rent payable within ten (10) days after the rendering of a bill therefor. Tenant shall notify Landlord reasonably promptly of any injury, breakage or damage to the Land, the Building, or the Premises caused by Tenant.

B.     Indemnification: Subject to the mutual waiver of subrogation in Section 17 of this Lease, Tenant hereby agrees to indemnify and hold Landlord harmless from and against all costs, damages, claims, liabilities and expenses, including reasonable attorneys' fees, suffered by or claimed against Landlord, directly or indirectly (except to the extent caused by the gross negligence or willful misconduct of Landlord or its agents or employees) from any bodily injury, death or property damage to the extent arising from: (i) Tenant's use and occupancy of the Premises or the business conducted by Tenant therein or Tenant's presence in the Building or on the Land, (ii) the making by Tenant of any Alterations, (iii) any act or omission of Tenant or its employees, agents or invitees, and (iv) any breach or default by Tenant in the observance or performance of its covenants and obligations under this Lease.

23

15.  LIMITATION ON LANDLORD LIABILITY.

A.     Liability Standard: Landlord shall not be liable to Tenant or any other individual or entity for any damage, loss or claim whatsoever, except damages, losses and claims that are the direct result of Landlord's negligence or willful misconduct; however, in no event shall Landlord be liable for consequential damages or any loss, damage or injury relating to Tenant’s Personal Property, including without limitation, Tenant’s Installations, animals, products, research, experiments, samples, business, accounting or any other records.

B.     Limitation on Total Liability: Notwithstanding any other provision of this Lease, it is expressly understood and agreed that the total liability of Landlord arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises, shall be limited to the estate of Landlord in the Building. No other property or assets of Landlord or any partner or owner of Landlord shall be subject to levy, execution, or other enforcement proceedings or other judicial process for the satisfaction of any judgment or any other right or remedy of Tenant arising out of or in connection with this Lease, the relationship of Landlord and Tenant hereunder and/or Tenant's use of the Premises.

C. Mutual Waiver of Consequential Damages: Notwithstanding any provision of this Lease to the contrary (including, without limitation, any indemnification provision), in no event shall Landlord, Tenant or any of their members, partners, directors, officers, shareholders, employees, advisers or agents be responsible for interruption or loss of business, income or profits, or any other consequential, indirect or special damages, except to the extent of any consequential, indirect or special damages arising from Tenant’s violation of its obligations set forth in Sections 21 or 36 hereof.

16.  FIRE AND OTHER CASUALTY.

If the Premises shall be damaged by fire or other casualty, other than as a result of the gross negligence or willful misconduct of Tenant, this Lease shall not terminate and, upon adjustment of insurance claims, Landlord shall repair the damage, provided that Landlord shall have no obligation to repair damage to or replace Tenant's Personal Property. Subject to the foregoing, no compensation or reduction of Rent shall be paid or allowed for inconvenience, annoyance or injury to Tenant or Tenant's business arising from any damage to or repair of the Premises or the Building.

Tenant, at its expense, shall promptly perform, subject to delays arising from the collection of insurance proceeds, Unavoidable Delay or obtaining approval from any applicable governmental authority having jurisdiction over Hazardous Materials to restore the Premises (“Hazardous Material Clearances”), all repairs or restoration not required to be done by Landlord and shall promptly re-enter the Premises and commence doing business in accordance with this Lease. Notwithstanding anything to the contrary in this Lease, provided Tenant fully and promptly cooperates with Landlord, following written or verbal notice to Tenant, with all reasonable procedures Landlord deems reasonably necessary for Landlord to obtain such Hazardous Materials Clearances, Rent shall be abated from the date of such casualty until the Premises are repaired and restored, in the proportion which the area of the Premises, if any, which is not usable by Tenant bears to the total area of the Premises, unless Landlord provides Tenant with other space during the period of repair that is suitable for the temporary conduct of Tenant’s business. Such abatement shall be the sole remedy of Tenant and Tenant waives any right to terminate this Lease by reason of damage or casualty loss.

24

Notwithstanding anything herein to the contrary, if (1) insurance proceeds are insufficient to pay the full cost of such repair and restoration, (2) the holder of any Mortgage fails or refuses to make insurance proceeds available for such repair and restoration, (3) zoning or other applicable Laws do not permit such repair and restoration, or (4) the Building is damaged by fire or casualty (whether or not the Premises has been damaged) to such an extent that Landlord decides, in its sole and absolute discretion, not to rebuild or reconstruct the Building, then Landlord, at its option, may give Tenant, within sixty (60) days after the casualty, written notice of termination of this Lease, and this Lease and the Term shall terminate (whether or not the Term has commenced) upon the expiration of thirty (30) days from the date of the notice, with the same effect as if the new expiration date had been the Lease Expiration Date.

If the restoration of the Premises and the Building has not been completed by the two hundred seventieth (270th) day following the date of the casualty, Tenant may terminate this Lease by written notice to Landlord, which notice shall be given by Tenant, if at all, within ten (10) days following such two hundred seventieth (270th) day.

If the Premises or the Building shall be damaged by fire or other casualty due to the gross negligence or willful misconduct of Tenant: (i) Landlord shall have no obligation to repair the Premises or the Building, (ii) this Lease shall, at Landlord's option, not terminate, , and (iii) subject to the provisions of Section 17 hereof, Landlord may pursue any legal and equitable remedies available to it, except a suit for monetary damages.

17.  INSURANCE.

A.     Tenant's Insurance: [

(a)    Throughout the Term, Tenant shall obtain and maintain (1) commercial general liability insurance (written on an ISO occurrence form or equivalent basis) including contractual liability coverage insuring the obligations assumed by Tenant under this Lease (including those set forth in Sections 14.B. and 36.B.), premises and operations coverage, broad form property damage coverage and independent contractors coverage, and containing an endorsement for personal injury, (2) business interruption insurance, (3) special cause of loss business property insurance covering all leasehold improvements in the Premises and Tenant's business personal property, stock, and, if applicable, inventory, (4) comprehensive automobile liability insurance (covering automobiles owned or leased by Tenant, if any), and (5) worker's compensation insurance and employer's liability insurance. Such commercial general liability insurance shall be in minimum amounts typically carried by prudent tenants engaged in similar operations, but in no event shall be in an amount less than Two Million Dollars ($2,000,000.00) combined single limit per occurrence with a Four Million Dollars ($4,000,000.00) annual aggregate, and Tenant shall also obtain and maintain umbrella excess liability insurance with a policy limit of not less than Two Million Dollars ($2,000,000.00). Such business interruption insurance shall be in an amount equal to Tenant's gross earnings for the then most recently expired twelve (12) month period, but in no event shall be in an amount less than the Base Rent then in effect during any Lease Year. Such property insurance shall be in an amount not less than that required to replace all of the original tenant improvements installed in the Premises pursuant to Exhibit B attached hereto and made a part hereof, all Alterations and all other contents of the Premises (including, without limitation, Tenant's trade fixtures, decorations, furnishings, equipment and personal property). Such automobile liability insurance shall be in an amount not less than One Million Dollars ($1,000,000.00) bodily injury and property damage for each accident. Such worker's compensation insurance shall carry minimum limits as defined by the law of the jurisdiction in which the Building is located (as the same may be amended from time to time) but not less than Five Hundred Thousand Dollars ($500,000.00) for each accident. Such employer's liability insurance shall be in an amount not less than One Hundred Thousand Dollars ($100,000.00) for each accident, Five Hundred Thousand Dollars ($500,000.00) per person for illness or disease-policy limit, and One Hundred Thousand Dollars ($100,000.00) disease each employee.

25

(b)    All insurance carried by Tenant pursuant to Section 17.A.(a) hereof shall: (1) be issued by a company that is licensed to do business in the jurisdiction in which the Building is located, that has been approved in advance by Landlord and that has a rating equal to or exceeding A:XI from Best's Insurance Guide; (2) name Landlord, the managing agent of the Building and the holder of any Mortgage as additional insureds/loss payees (as applicable); (3) contain an endorsement that such policy shall remain in full force and effect notwithstanding that the insured may have waived its right of action against any party prior to the occurrence of a loss; (4) provide that the insurer thereunder waives all right of recovery by way of subrogation against Landlord, its partners, agents including, but not limited to, Landlord’s managing agent, employees, and representatives, in connection with any loss or damage covered by such policy; (5) be acceptable in form and content to Landlord; (6) be primary and non-contributory; (7) contain an endorsement for cross liability and severability of interests; (8) contain an endorsement prohibiting cancellation, failure to renew, reduction of amount of insurance or change in coverage without the insurer first giving Landlord and any Mortgagee thirty (30) days' prior written notice (by certified or registered mail, return receipt requested) of such proposed action and (9) contain a hostile fire endorsement and a contractual liability endorsement. No such policy shall contain any deductible provision except as otherwise approved in writing by Landlord, which approval shall not be unreasonably withheld. Landlord reserves the right from time to time to require Tenant to obtain higher minimum amounts or different types of insurance if it becomes customary for other landlords of first-class office buildings in the Washington, D.C., metropolitan area to require similar sized tenants in similar industries to carry insurance of such higher minimum amounts or of such different types of insurance. Tenant shall deliver a certificate (on Acord Form 27) of all such insurance and receipts evidencing payment therefor (and, upon request, copies of all required insurance policies, including endorsements and declarations) to Landlord concurrently with Tenant's execution of this Lease and at least annually thereafter. Tenant shall give Landlord immediate notice in case of fire, theft or accident in the Premises, and in the case of fire, theft or accident in the Building if involving Tenant, its agents, employees or Invitees. Neither the issuance of any insurance policy required under this Lease nor the minimum limits specified herein shall be deemed to limit or restrict in any way Tenant's liability arising under or out of this Lease.

(c)       Tenant shall require any contractor of Tenant performing work on the Premises to carry and maintain at no expense to Landlord, a non-deductible:

(i)    Commercial general liability insurance policy, including (but not limited to) contractor's liability coverage, contractual liability coverage, completed operations coverage, broad form property damage endorsement and contractor's protective liability coverage, to afford protection with respect to personal injury, death or property damage of not less than Three Million Dollars ($3,000,000) per occurrence combined single limit/Three Million Dollars ($3,000,000) general aggregate (but not less than $3,000,000 per location aggregate);

26

(ii)         Comprehensive automobile liability insurance policy with a combined single limit for each occurrence of not less than One Million Dollars ($1,000,000) with respect to personal injury or death and property damage; and

(iii)       Worker’s compensation insurance policy or similar insurance in form and amounts required by law. Such policy shall provide a waiver of subrogation in favor of Tenant and Landlord.

B.     Landlord's Insurance: Landlord agrees to carry and maintain special cause of loss property insurance (with replacement cost coverage) covering the Building and Landlord's property therein in an amount required by its insurance company to avoid the application of any coinsurance provision. Landlord shall use reasonable efforts to secure a waiver of subrogation endorsement from its insurance carrier. Landlord also agrees to carry and maintain commercial general liability insurance in limits it reasonably deems appropriate.

C.     Effect of Tenant's Activities on Insurance: Tenant shall not conduct or permit to be conducted any activity, or place any equipment in or about the Land, the Building or the Premises which will increase the rate of, or make void or voidable, any fire or other insurance maintained or required to be maintained by Landlord or any Mortgagee on the Building, the Land or the property kept thereon or therein, which will conflict with the provisions of any such insurance policy or which will make it impracticable for Landlord to obtain insurance covering any risks against which Landlord reasonably deems it advisable to obtain insurance. In the event any increases in the rates of such insurance are, in Landlord's reasonable judgment, due to Tenant's presence in the Building, to any activity conducted or property installed or placed by Tenant on or about the Land, the Building or the Premises or to Alterations installed by Tenant or at Tenant's request, Tenant shall reimburse Landlord for the amount of such increases promptly upon demand therefor. Statements by the applicable insurance company or insurance rating bureau that such increases are due to any of Tenant's activity, property or improvements shall be conclusive for the purposes of determining Tenant's liability hereunder.

D.     Mutual Waiver of Subrogation. Notwithstanding anything to the contrary contained in this Lease, Landlord and Tenant each hereby waives on behalf of itself and its property insurers (none of which shall ever be assigned any such claim or be entitled thereto due to subrogation or otherwise) any and all rights of recovery, claim, action, or cause of action against the other, its agents, officers, servants, partners, shareholders, contractors or employees for any loss or damage that may occur to the Building, Property or Premises, or any improvements thereto, or any personal property of such party therein, by reason of fire, the elements, or any other cause or origin, which is insured against under any property insurance policy actually being maintained from time to time, even if not required hereunder, or which would be insured against under the terms of any so-called "all risk" policy of property insurance, whether or not such insurance coverage is actually being maintained and regardless of the cause or origin, including, in every instance, negligence by the other party hereto, its agents, officers, partners or employees. Landlord and Tenant each agrees to cause appropriate clauses to be included in its property insurance policies necessary to implement the foregoing provisions.

E.     Termination Right: Landlord shall have the right to terminate this Lease upon thirty (30) days notice to Tenant in the event Landlord receives notice from any of Landlord's insurance carriers that such carrier intends to cancel its insurance on the Building, or to increase the cost of such insurance by more than one hundred percent (100%) above the premium payable by Landlord immediately prior to such notice, due to the activities of Tenant or the presence of Tenant in the Building. However, Landlord shall not terminate this Lease (i) if Tenant is using the Premises in accordance with the permitted use under this Lease and in compliance with all applicable Laws, or (ii) in the event Landlord is able, with good faith efforts, to obtain equivalent insurance from an insurance carrier satisfactory to Landlord at a premium not more than one hundred percent (100%) greater than the premium for the cancelled insurance; provided that Tenant shall reimburse Landlord for all additional premiums charged to Landlord by such new insurance carrier. It is expressly understood that Landlord shall not have the right to terminate this Lease pursuant to this Section 17.D. if any cancellation or rate increase is due to factors generally applicable to the insurance or rental market, rather than to Tenant's activities or presence in the Building.

27

18.  CONDEMNATION.

A.     Landlord's Right to Terminate: If a substantial part of the Premises, the Building or the Land is taken or condemned by any governmental or quasi-governmental authority for any purpose or is granted to any authority in lieu of condemnation (collectively, a "taking"), Landlord and Tenant shall each have the right in to terminate this Lease by written notice to the other party, and upon the giving of such notice, the Term shall terminate as of the date title vests in the authority, and Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be abated as of that date. For purposes of this Section 18, a substantial part of the Premises, the Land or the Building shall be considered to have been taken if, (i) in the sole opinion of Landlord, the taking shall render it commercially undesirable for Landlord to permit this Lease to continue or to continue operating the Building, or (ii) the taking shall prohibit Tenant from operating its business in the Premises in the same manner as it was conducted prior to such taking.

B.     Adjustment of Rent: If a portion of the Premises is taken and Landlord does not elect to terminate this Lease pursuant to Section 18.A. hereof, then Base Rent and Additional Rent payable pursuant to Section 5 hereof shall be equitably adjusted as of the date title vests in the authority and this Lease shall otherwise continue in full force and effect.

C.     Division of Award: Tenant shall have no claim against Landlord arising out of or related to any taking, or for any portion of the amount that may be awarded as a result, damages or compensation attributable to damage to the Premises, value of the unexpired portion of the Term, loss of profits or goodwill, leasehold improvements or severance damages, and Tenant hereby assigns to Landlord all its rights, title and interest in and to any such award; provided, however, that Tenant may assert any claim it may have against the authority for compensation for Tenant's Personal Property and for any relocation expenses compensable by statute, as long as such awards shall be made in addition to and stated separately from the award made for the Land, the Building and the Premises.

19.  DEFAULT.

A.     Default of Tenant: The following events shall be a default by Tenant (a "Default") under this Lease:

(1)         Failure of Tenant to pay Rent as and when due; provided, however, that with respect to the first such failure in any twelve (12) month period only, no Default shall be deemed to have occurred unless such failure continues for a period of three (3) business days after written notice thereof from Landlord to Tenant.

(2)         Failure of Tenant to comply with or perform any covenant or obligation of Tenant under this Lease, if the failure continues for thirty (30) days after notice from Landlord to Tenant specifying the failure, other than (i) those concerning the payment of Rent, (ii) those set forth in any of Sections 8.B., 17, 21, 22, 26, 35, 36, 37 and 38 hereof, as to which a specific timeframe for the performance of such covenant or obligation is set forth therein, and (iii) any Default arising under subsections (3), (4), (5) or (6) of this Section 19.A; provided, however, that if the failure on the part of Tenant is not capable of being cured within such 30-day period but Tenant expeditiously commences to cure same and diligently proceeds with such cure, Tenant’s time to cure such failure shall be extended for the time necessary to cure same, but in no event longer than ninety (90) days, inclusive of the original 30-day period.

28

(3)         If, in Landlord's reasonable opinion, Tenant's activities or presence in the Premises results in a significant, continuing or repeated threat of physical danger to other tenants and/or users of the Building, whether or not Tenant is capable of controlling such threat.

(4)         If Tenant, any Guarantor or, if Tenant is a partnership, any partner of Tenant ("Partner"), shall file a voluntary petition in bankruptcy or insolvency, shall be adjudicated bankrupt or insolvent or shall file a petition or answer seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future federal, state or other Laws, or shall make an assignment for the benefit of creditors, or shall seek or acquiesce in the appointment of any trustee, receiver or liquidator of Tenant or of any Guarantor or Partner or of all or any part of the property of Tenant or of such Guarantor or Partner.

(5)         If, within thirty (30) days after the commencement of any proceeding against Tenant or any Guarantor or Partner, whether by the filing of a petition or otherwise, seeking any reorganization, arrangement, composition, readjustment, liquidation, dissolution or similar relief under any present or future applicable federal, state or other Laws, such proceeding shall not have been dismissed or if, within thirty (30) days after the appointment of any trustee, receiver or liquidator of Tenant or any Guarantor or Partner, or of all or any part of the property of Tenant or of any Guarantor or Partner, without the acquiescence of such individual or entity, such appointment shall not have been vacated or otherwise discharged, or if any execution or attachment shall have been issued against the property of Tenant or of any Guarantor or Partner, pursuant to which the Premises shall be taken or occupied or attempted to be taken or occupied.

(6)         If Tenant fails to take possession of the Premises on the Lease Commencement Date or vacates, abandons or ceases to carry on its ordinary activities in the Premises prior to the Lease Expiration Date, without an intention of paying Rent; provided, however, that if (i) Tenant gives Landlord at least thirty (30) days prior written notice that it intends not to occupy the entire Premises or that it intends to vacate the entire Premises, as applicable, (ii) Tenant pays the full amount of all Rent when due under this Lease while the Premises are vacant (subject to applicable notice and cure periods in connection with any failure to so timely pay Rent), and (iii) Tenant continues to maintain the Premises in the condition required by this Lease throughout the remainder of the Term (subject to applicable notice and cure periods in connection with any failure to so maintain the Premises), then, and in such event only, Tenant shall not be deemed to be in Default under this Section 19.A.(6).

(7)         Failure of Tenant to comply with or perform any covenant or obligation under Sections 8, 17, 21, 22, 26, 35, 36, 37 or 38 hereof within the specific timeframe for the performance of such covenant or obligation set forth in the applicable Section.

B.     Remedies Upon Default: Upon the occurrence of a Default, Landlord shall have the right, then or at any time thereafter:

(1)         Without demand or notice, to reenter and take possession of all or any part of the Premises, to expel Tenant and those claiming through Tenant and to remove any property therein, either by summary proceedings or by any other action at law, in equity or otherwise, with or without terminating this Lease, without being deemed guilty of trespass and without prejudice to any other remedies of Landlord for breach of this Lease, and/or

29

(2)         To terminate this Lease by written notice to Tenant, whereupon this Lease shall terminate on the date specified in Landlord's notice, and Tenant's right to possession of the Premises shall cease as of such date.

If Landlord elects to terminate this Lease, everything contained in this Lease on the part of Landlord to be done shall cease, without prejudice to Landlord's right to recover from Tenant all Rent, as set forth in Sections 19.C., 19.D. and 19.F. below. If Landlord elects to reenter pursuant to Section 19 above, Landlord may terminate this Lease, or, from time to time without terminating this Lease, may relet all or any part of the Premises as the agent of Tenant, for such term, at such rental and upon such other provisions as Landlord deems acceptable, with the right to make any alterations and repairs to the Premises that Landlord deems appropriate, including but not limited to restoring the Premises and Building to a condition necessary to comply with FDA regulations and any applicable Laws such that the Premises and Building may be relet to another tenant without delay due to inability to obtain a permit or certificate of occupancy, at Tenant's expense. No such reentry or taking of possession of the Premises shall be construed as an election to terminate this Lease, unless notice of such intention is given pursuant to Subsection B.(2) above, or unless termination be decreed by a court of competent jurisdiction at the instance of Landlord. Landlord shall in no event be under any obligation to relet any part of the Premises.

C.     Liability of Tenant: If Landlord terminates this Lease or reenters the Premises (with or without terminating this Lease), Tenant shall remain liable (in addition to all other liabilities of Tenant accrued at the time of the Default) for the sum of (i) any unpaid Rent accrued prior to the time of termination and/or reentry, as the case may be, plus interest thereon from the due date at the Default Rate, (ii) all Base Rent and Additional Rent provided for in this Lease from the time of termination and/or reentry, as the case may be, until the date this Lease would have expired had a Default not occurred, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering, restoring or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the net proceeds (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) actually received by Landlord, if any, from any reletting to the extent attributable to the period prior to the date this Lease would have expired had a Default not occurred. Landlord shall have the option to recover any damages sustained by Landlord either at the time of reletting, if any, or in separate actions from time to time as said damages shall have been made more easily ascertainable by successive relettings or, at Landlord's option, to defer any such recovery until the date this Lease would have expired in the absence of a Default, in which event Tenant hereby agrees that the cause of action shall be deemed to have accrued on the aforesaid date. The provisions of this Section 19.C. shall be in addition to, and shall not prevent the enforcement of, any claim Landlord may have for anticipatory breach of this Lease.

30

D.     Liquidated Damages: In addition to Landlord's rights pursuant to Section 19.C. above, if Landlord terminates this Lease, Landlord shall have the right at any time, at its sole option, to require Tenant to pay to Landlord on demand, as liquidated damages, the sum of (i) the total of the Base Rent, Additional Rent and all other sums which would have been payable under this Lease from the date of Landlord's demand for liquidated damages ("Landlord's Demand") until the date this Lease would have terminated in the absence of the Default, discounted to present value at the rate of five percent (5%) per annum (the “Discount Rate”), (ii) all unpaid Rent accrued prior to the time of Landlord's Demand, plus interest thereon from the due date at the Default Rate, (iii) any and all expenses (including but not limited to reasonable attorneys' and brokerage fees) incurred by Landlord in reentering and repossessing the Premises, in correcting any default, in painting, altering or repairing the Premises in order to place the Premises in first-class rentable condition (whether or not the Premises are relet), in protecting and preserving the Premises and in reletting or attempting to relet the Premises, and (iv) any other amounts necessary to compensate Landlord for any other injury or detriment caused by the Default; minus the sum of (a) the net fair market rental value of the Premises for the period referred to in Section 19.D.(i) above, discounted to present value at the Discount Rate, and (b) any sums actually paid by Tenant to Landlord pursuant to Subsection C. above; provided, however, that if said damages shall be limited by law to a lesser amount, Landlord shall be entitled to recover the maximum amount permitted by law. The "net fair market rental value" referred to in Section 19.D.(a) above shall be the fair market rental value of the Premises at the time of Landlord's Demand, reduced by any rental abatements, tenant improvement allowances and other concessions and inducements generally provided by landlords seeking to lease comparable commercial property in the area of the Premises at the time of Landlord's Demand. If reletting is accomplished within a reasonable time after Lease termination, the "net fair market rental value" referred to in Section 19.D.(a) above shall be deemed prima facie to be the net rental income (after deducting any rental abatements, tenant improvement allowances and other concessions and inducements) realized upon such reletting.

E.     Waiver: Tenant, on its own behalf and on behalf of all persons and entities claiming through Tenant, including but not limited to creditors of Tenant, hereby waives any and all rights and privileges which Tenant and such other persons and entities might otherwise have under any present or future Laws: (i) to redeem the Premises, (ii) to reenter or repossess the Premises, or (iii) to restore the operation of this Lease, with respect to any dispossession of Tenant by judgment or warrant of any court, any reentry by Landlord or any expiration or termination of this Lease, whether by operation of law or pursuant to the provisions of this Lease. Tenant hereby expressly waives receipt of any notice to quit.

F.     [Intentionally Omitted]

G.     Right of Distress: Landlord shall, to the extent permitted by law, have a right of distress for Rent.

H.     Right of Landlord to Cure: If Tenant defaults in the making of any payment or in the doing of any act required to be made or done by Tenant under this Lease, then Landlord may, at its option, make such payment or do such act, and the expenses thereof, with interest thereon at the Default Rate, from the date paid by Landlord, shall constitute Additional Rent hereunder due and payable by Tenant with the next payment of Monthly Base Rent.

I.     Attorneys' Fees: In the event of any Default hereunder, Tenant shall pay to Landlord all attorneys' fees incurred by Landlord in connection with such Default or the enforcement of Landlord's rights or remedies arising in connection therewith, whether or not this Lease is terminated and whether or not Landlord institutes any lawsuit against Tenant as a result of such Default. In addition to the foregoing, whether or not this Lease is terminated, Tenant shall pay to Landlord all other costs incurred by Landlord with respect to any lawsuit instituted or action taken by Landlord to enforce the provisions of this Lease. In the event that Tenant initiates litigation against Landlord based upon an alleged default by Landlord under this Lease, and Tenant is the prevailing party in such litigation based upon a judgment by a court of competent jurisdiction that Landlord is in default hereunder, then, after the date upon which such judicial order becomes unappealable (i.e., the timeframe for filing appeals has expired, without an appeal having been filed, or if an appeal has been filed, such appeal has been finally resolved), Landlord shall pay to Tenant all reasonable attorneys’ fees.

31

J.     Survival: Tenant's liability pursuant to this Section 19 shall survive the termination of this Lease, the institution of summary proceedings and/or the issuance of a warrant thereunder.

20.  NO WAIVER.

No failure or delay by Landlord in enforcing its right to strict performance by Tenant of every provision of this Lease or in exercising any right or remedy hereunder, and no acceptance by Landlord of full or partial rent during the continuance of any Default, shall constitute a waiver of the provision or the Default, and no provision shall be waived or modified except by a written instrument executed by Landlord. No payment by Tenant, or receipt by Landlord, of a lesser amount than the full Rent shall be deemed to be other than a payment on account, notwithstanding any endorsement or statement on any check or letter accompanying any payment of any Rent. No waiver of any Default or settlement of any proceeding instituted on account of any claimed Default shall affect or alter this Lease or constitute a waiver of any of Landlord's rights hereunder. No failure or delay by Tenant in enforcing its right to strict performance by Landlord of every provision of this Lease or in exercising any right or remedy hereunder shall constitute a waiver of the provision or a default, and no provision shall be waived or modified except by a written instrument executed by Tenant.

21.  HOLDING OVER.

If Tenant shall be in possession of the Premises after termination of this Lease (whether by normal expiration of the Term or otherwise), at Landlord's option: (i) Landlord may deem Tenant to be occupying the Premises as a tenant at sufferance, at the sum of (a) during the first month of such holdover occupancy, one hundred fifty percent (150%) of the Monthly Base Rent in effect for the last full month of the Term, and (b) thereafter, two hundred percent (200%) of the Monthly Base Rent in effect for the last full month of the Term, and, in each case (that is, with respect to any holdover to which either of the immediately foregoing clauses (a) or (b) or any combination thereof, applies),, plus the monthly installment of Additional Rent which is then payable pursuant to Section 5. of this Lease, and subject to all of the other provisions of this Lease, and (ii) Landlord may exercise any or all remedies for Default and at law and in equity, including but not limited to an action against Tenant for wrongfully holding over. Any such holdover shall be deemed to be a tenancy-at-sufferance and not a tenancy-at-will or tenancy from month-to-month. In no event shall any holdover be deemed a permitted extension or renewal of the Term, and nothing contained herein shall be construed to constitute Landlord's consent to any holdover or to give Tenant any right with respect thereto.

32

22. SUBORDINATION.

A.     Lease Subordinate: Subject to the terms and conditions set forth in this Section 22, this Lease shall be subject and subordinate to the lien of any and all Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof. This clause shall be self-operative, without execution of any further instrument; but if requested by Landlord or any Mortgagee, Tenant shall promptly execute a certificate or other document evidencing and providing for such subordination. Subject to the terms and conditions set forth in this Section 22, Tenant agrees that, if any Mortgage is foreclosed or Ground Lease terminated, upon request by the purchaser at the foreclosure sale or Ground Lessor, as the case may be, Tenant shall attorn to and recognize the purchaser or Ground Lessor as the landlord under this Lease and shall make all payments required hereunder to such new landlord without any deduction or set-off of any kind whatsoever, and such payments shall be credited against Base Rent and Additional Rent due under this Lease. Tenant waives the provisions of any Laws, now or hereafter in effect, which may give or purport to give Tenant any right to terminate or otherwise affect this Lease or the obligations of Tenant hereunder in the event that any such foreclosure, termination or other proceeding is filed, prosecuted or completed.

B.     Modifications to Lease: If any of Landlord's insurance carriers or any Mortgagee requests modifications to this Lease, then Tenant shall execute a written amendment incorporating such requested modifications within thirty (30) days after the same has been submitted to Tenant by Landlord, provided that such modifications do not (a) adversely affect Tenant's use of the Premises as herein permitted, (b) increase the rentals and other sums payable by Tenant hereunder, (c) include any changes to (i) requirements relating to Tenant's Security Deposit under Section 35 hereof, (ii) the default provisions of Section 19 hereof, (iii) Tenant's Renewal Option pursuant to Section 41 hereof (iv) Tenant’s termination rights pursuant to Section 42 hereof, (v) Tenant’s rights pursuant to Section 43 hereof, or (vi) Tenant’s right of first offer pursuant to Section 44 hereof, (d) do not adversely affect any of Tenant's other rights or obligations under this Lease in more than de minimis manner, or (e) decrease Landlord's obligations hereunder. In the event that Tenant refuses or fails to execute such amendment within ten (10) days after Landlord’s delivery of same to Tenant, then Landlord shall have the right to provide Tenant with a notice that such failure to execute the amendment within an additional ten (10) days shall constitute a Default under this Lease, and if Tenant fails to execute such amendment within such additional ten (10) day period, then such failure shall constitute a Default hereunder

C.     Current Non-Disturbance Obligations: On or before the Lease Commencement Date, Landlord shall obtain from its current Mortgagee a non-disturbance agreement with respect only to Tenant’s lease of the Second Floor Premises for the benefit of Tenant in the form attached hereto as Exhibit H and made a part hereof (the “Current SNDA”).

33

D.     Future Non-Disturbance Obligations. If (a) at the time of any future Mortgage or Ground Lease, the Premises comprise a number of rentable square feet of area which is equal to less than seventy-five percent (75%) of that portion of rentable area in the Building not then leased by IBT (the “75% Non-IBT Leasing Threshold), then Landlord shall use commercially reasonable efforts to obtain from any current or future Mortgagee or Ground Lessor a non-disturbance agreement for the benefit of Tenant; or (b) at the time of any future Mortgage or Ground Lease, the Premises comprise a number of rentable square feet of area which is equal to or greater than the 75% Non-IBT Leasing Threshold, Landlord shall obtain from any current or future Mortgagee or Ground Lessor a non-disturbance agreement for the benefit of Tenant, which non-disturbance agreement described in the immediately preceding clauses (a) or (b) shall either be substantially in the form of the Current SNDA, or, which shall provide, at a minimum, that (i) so long as no Default exists under this Lease, in the event of a foreclosure or deed in lieu of foreclosure, such Mortgagee or Ground Lessor shall recognize this Lease and shall agree that the tenancy of Tenant hereunder shall not be disturbed because of such foreclosure or deed in lieu of foreclosure, (ii) such form shall not reduce Tenant’s rights under this Lease in more than a de minimis manner or expand Tenant’s obligations under this Lease in more than a de minimis manner, except for possibly requiring notices from Tenant to such Mortgagee or Ground Lessor, (iii) shall provide that the Mortgagee or Ground Lessor, as applicable, specifically recognizes Tenant’s rights under this Lease including, without limitation, the provisions of Section 42 of this Lease, and (iv) such form shall not impose on Tenant increased administrative duties which are more than de minimis and which are not typical of similarly situated tenants, it being understood that such form may require that Tenant give copies of all notices to such Mortgagee or Ground Lessor; provided, however, that with respect to each of the immediately foregoing clauses (a) and (b), (i) Tenant shall pay all reasonable out-of-pocket costs incurred by Landlord which are imposed by such Mortgagee or Ground Lessor, as the case may be, with respect to such non-disturbance agreement and (ii) in the event that Landlord does not obtain such non-disturbance agreement, then Landlord shall not be in default under this Lease and (x) in the event that Landlord does not deliver to Tenant a non-disturbance agreement pursuant to clause (a) above, then this Lease shall remain subject and subordinate to the lien of any and all Mortgages and to any Ground Leases, and any and all renewals, extensions, modifications, recastings and refinancings thereof, and (y) in the event that Landlord does not deliver to Tenant a non-disturbance agreement pursuant to clause (b) above, then Tenant’s sole remedy shall be that this Lease shall not be subject and subordinate to the lien of said Mortgage or Ground Lease, as the case may be until such time as Landlord delivers to Tenant non-disturbance agreement which complies with this Section 22.D.

E.     Must Take Space Non-Disturbance Obligations: Notwithstanding anything contained herein to the contrary, prior to the date that Tenant enters into an amendment for the Must Take Space (as hereinafter defined) pursuant to Section 43.C. hereof, Landlord shall obtain from any future Mortgagee or Ground Lessor a non-disturbance agreement for the benefit of Tenant either in substantially the same form as the Current SNDA, or in such Mortgagee’s or Ground Lessor’s, as the case may be, usual form, which form shall, at a minimum, provide that (i) so long as no Default exists under this Lease, such Mortgagee or Ground Lessor or any successor thereto as a result of a foreclosure or deed in lieu of foreclosure shall recognize this Lease and shall agree that the tenancy of Tenant hereunder shall not be disturbed because of such foreclosure or deed in lieu of foreclosure, (ii) such form shall not reduce Tenant’s rights under this Lease in more than a de minimis manner or expand Tenant’s obligations under this Lease in more than a de minimis manner, (iii) such form shall provide that the Mortgagee or Ground Lessor, as applicable, specifically recognizes Tenant’s rights under this Lease including, without limitation, the provisions of Section 42 of this Lease and the provisions of the Work Agreement and agrees to the provisions thereof, and (iv) such form shall not impose on Tenant increased administrative duties which are more than de minimis and which are not typical of similarly situated tenants, it being understood that such form may require that Tenant give copies of all notices to such Mortgagee or Ground Lessor; provided, however, that Tenant shall pay all costs incurred by Landlord which are imposed by such future Mortgagee or Ground Lessor, as the case may be, with respect to such non-disturbance agreement. Notwithstanding anything to the contrary contained in this Lease, in the event that Landlord does not obtain such non-disturbance agreement from any future Mortgagee or Ground Lessor, as the case may be, Landlord shall not be in default under this Lease and Tenant’s sole remedy shall be that this Lease shall not be subject or subordinate to the lien of said future Mortgage or Ground Lease, as the case may be, until such time as Landlord delivers to Tenant a non-disturbance agreement which meets the requirements of this Section 22.E.

34

23.  ASSIGNMENT AND SUBLETTING.

A.     No Transfer Without Consent: Tenant shall not, without the prior written consent of Landlord in each instance (which consent may be withheld in Landlord's sole and absolute discretion) (i) assign, mortgage or otherwise encumber this Lease or any of its rights hereunder; (ii) sublet the Premises or any part thereof or permit the occupancy or use of the Premises or any part thereof by any persons or entities other than Tenant and its agents and employees; or (iii) permit the assignment of this Lease or any of Tenant's rights hereunder by operation of law. Any attempted assignment, mortgaging or encumbering of this Lease or any of Tenant's rights hereunder and any attempted subletting or grant of a right to use or occupy all or a portion of the Premises in violation of the foregoing sentence shall be void. If at any time during the Term Tenant desires to assign, sublet or mortgage all or part of this Lease or the Premises, then in connection with Tenant's request to Landlord for Landlord's consent thereto, Tenant shall give thirty (30) days’ notice prior to Landlord in writing (“Tenant's Request Notice”) containing: the identity of the proposed assignee, subtenant or other party and a description of its business; the terms of the proposed assignment, subletting or other transaction; the commencement date of the proposed assignment, subletting or other transaction (the “Proposed Sublease or Assignment Commencement Date”); the area proposed to be assigned, sublet or otherwise encumbered (the “Proposed Sublet or Assignment Space”); the proposed use of the proposed assignee or subtenant, including the Hazardous Materials intended to be used, stored, handled, treated, generated, disposed or released from the Premises and related permits, reports and management, storage and installation plans; the most recent financial statement or other evidence of financial responsibility of such proposed assignee, subtenant or other party; and a certification executed by Tenant and such party stating whether or not any premium or other consideration is being paid for the assignment, sublease or other transaction. Notwithstanding the foregoing, Landlord agrees that it shall not unreasonably withhold, condition or delay its consent to a proposed subletting or assignment, provided that all of the following conditions are satisfied: (1) there shall be no default at the time of the proposed subletting or assignment (or if there is a default, then Tenant cures such default within the applicable cure period), (2) in the event of a proposed assignment, the proposed assignee shall have a “net tangible worth” sufficient in Landlord’s reasonable determination to perform Tenant’s obligations under the Lease, and liquid assets of at least Fifty Million Dollars ($50,000,000.00), and such proposed assignee shall provide a Security Deposit that is equal to any then-existing Security Deposit, (3) the proposed subtenant or assignee shall not be a governmental entity or a person or entity enjoying sovereign or diplomatic immunity, (4) the use of the Premises by the proposed subtenant or assignee shall not attract a volume, frequency or type of visitor or employee to the Building which is not consistent with the character of the Project or the standards of a high-quality research, development and laboratory building, (5) the proposed subtenant or assignee shall specifically covenant and agree to perform the obligations of Tenant hereunder and to occupy the Premises subject to the provisions of this Lease, and (6) Tenant remains liable for the faithful performance of this Lease. As used herein, "net tangible worth" shall mean the excess of total assets over total liabilities, in each case as determined in accordance with generally accepted accounting principles (“GAAP”), excluding, however, from the determination of total assets all assets that would be classified as intangible assets under GAAP, including, without limitation, goodwill, licenses, patents, trademarks, trade names, copyrights, and franchises.

35

B.     [Intentionally Omitted].

C.     Transfer of Ownership Interests: If Tenant is a partnership, then any event (whether voluntary, concurrent or related) resulting in a dissolution of Tenant, any withdrawal or change (whether voluntary, involuntary or by operation of law) of partners owning a controlling interest in Tenant (including each general partner), or any structural or other change having the effect of limiting the liability of the partners shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23. If Tenant is a corporation (or a partnership with a corporate general partner), then any event (whether voluntary, concurrent or related) resulting in a dissolution, merger, consolidation or other reorganization of Tenant (or such corporate general partner), or the sale or transfer or relinquishment of the interest of shareholders who, as of the date of this Lease, own a controlling interest of the capital stock of Tenant (or such corporate general partner), shall be deemed a voluntary assignment of this Lease subject to the provisions of this Section 23; provided, however, that this sentence shall not apply to corporations whose stock is traded through a national or regional exchange or over-the-counter market. If Tenant is a limited liability company, then any dissolution of Tenant or a withdrawal or change, whether voluntary, involuntary or by operation of law, of members owning a controlling interest in Tenant shall be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23. In addition, a transfer of all or substantially all of the assets of Tenant, either by merger, consolidation, or otherwise shall be deemed to be an assignment which is subject to the provisions of this Section 23. Except as otherwise specifically permitted by Section 23.F. below, whether Tenant is a partnership, corporation or any other type of entity, then at the option of Landlord, a sale of all or substantially all of Tenant's assets, or a conversion into any other type of entity shall also be deemed a voluntary assignment of this Lease which is subject to the provisions of this Section 23. Tenant shall provide Landlord notice within ten (10) days after a name change of Tenant.

D.     Expenses and Profits; Effect of Consent:

(1)         In the event Landlord permits Tenant to assign or sublet all or a portion of the Premises to a third party, fifty percent (50%) of any sums that are paid by such third party for the right to occupy the Premises, in excess of the sum of (i) the Rent then in effect, and (ii) reasonable costs and expenses actually incurred by Tenant in connection with such assignment or subletting for brokerage commissions, reasonable attorneys’ fees, improvements to the Premises and advertising expenses shall be paid by Tenant to Landlord on a monthly basis as Additional Rent.

(2)         Tenant shall be responsible for all costs and expenses, including reasonable attorneys' fees, incurred by Landlord in connection with any proposed or purported assignment or sublease and an administrative fee of One Thousand Five Hundred Dollars ($1,500.00).

(3)         The consent by Landlord to any assignment or subletting shall neither be construed as a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, nor as relieving Tenant from giving Landlord the aforesaid thirty (30) days’ notice of, or from obtaining the consent of Landlord to, any further assignment or subletting. The collection or acceptance of Rent from any such assignee or subtenant shall not constitute a waiver or release of Tenant from any covenant or obligation of Tenant under this Lease, except as expressly agreed by Landlord in writing.

E.     Conditions of Assignment or Sublease: All restrictions and obligations imposed pursuant to this Lease on Tenant shall be deemed to extend to any subtenant, assignee, licensee, concessionaire or other occupant or transferee, and Tenant shall cause such person to comply with such restrictions and obligations. Any assignee shall be deemed to have assumed obligations as if such assignee had originally executed this Lease and at Landlord's request shall execute promptly a document confirming such assumption. Each sublease is subject to the condition that if the Term is terminated or Landlord succeeds to Tenant's interest in the Premises by voluntary surrender or otherwise, at Landlord's sole option, the subtenant shall be bound to Landlord for the balance of the term of such sublease and shall attorn to and recognize Landlord as its landlord under the then executory terms of such sublease or, at Landlord's sole option, the subtenant shall execute a direct lease with Landlord on Landlord's then current standard form.

36

F.     Permitted Subleases and Assignments: Notwithstanding the foregoing provisions of this Section 23, Landlord agrees that so long as (a) no default is then continuing beyond any applicable cure period, (b) no circumstance shall have occurred which with the giving of notice, the passage of time, or both would constitute a Default by Tenant, and (c) in the event of an assignment, the proposed assignee shall have a net tangible worth sufficient in Landlord’s reasonable determination to perform Tenant’s obligations under the Lease, and liquid assets of at least Fifty Million Dollars ($50,000,000.00) , the provisions of Sections 23.A., 23.C., 23.D.(1) and 23.D.(2) shall not be applicable with regard to an assignment of this Lease or a subletting of all or any portion of the Premises to Tenant’s Affiliate (as hereinafter defined), so long as (1) Tenant originally named herein shall remain primarily liable under this Lease, notwithstanding any such assignment or subletting (unless Tenant has merged into such entity, in which case such surviving entity shall assume all of the obligations of Tenant under this Lease), (2) no other or further assignment or subletting to other than an Affiliate shall be permitted without Landlord’s prior written consent, (3) in the case of an assignment, the assignee executes a commercially reasonable form of assignment and assumption agreement with respect to the assumption by the assignee of all of Tenant’s then existing and future obligations under this Lease, and (4) Tenant provides Landlord with written notice of such assignment or subletting not less than ten (10) days prior to the date thereof. An “Affiliate” shall be a person or entity (i) that directly, or indirectly through one or more intermediaries, controls or is controlled by, or is under common control with, the Tenant, or (ii) which has succeeded to the ownership of Tenant or of substantially all of Tenant’s assets, stock or membership interests by sale, transfer merger or consolidation or as a result of Tenant’s no longer being listed for sale to the public on a stock exchange. “Control” shall mean the possession, direct or indirect, of the power to direct or cause the direction of the management and policies of a person or entity, whether through ownership of voting securities, by contract, or otherwise. Tenant shall have the right to retain all sums that are paid by an Affiliate for the right to occupy the Premises.

G.     Desk Share Agreements. Notwithstanding anything contained in this Section 23 to the contrary (except Section 23.E above), if (1) if no default on the part of Tenant then exists hereunder (or if there is a default, then Tenant cures such default within the applicable cure period) and (2) the amount of space utilized for short-term occupancy or “desk space” rights pursuant to this Section 23.G shall not exceed twenty-five percent (25%) of the total number of rentable square feet of area comprising the Premises, then Novavax, Inc., a Delaware corporation (“Novavax”) may, without Landlord’s prior written consent and without being subject to Landlord’s rights and Tenant’s obligations set forth in Sections 23.A., 23.C., 23.D.(1) and 23.D.(2) above, sublease or license one or more individual offices (and the use of areas ancillary thereto) in the Premises, or to grant short-term occupancy or “desk space” rights to third parties or Affiliates; provided, however, that (a) such portions of the Premises so affected shall not be separately demised or segregated from the Premises by the construction of a partition wall or entrances, (b) such arrangements shall be with entities having objectives harmonious with the objectives pursued by Novavax, and (c),any such desk space user shall agree to indemnify Landlord, Landlord’s management agent and any Mortgagees and to hold them harmless from and against all costs, damages, claims, liabilities and expenses, including, but not limited to, reasonable attorneys’ fees, directly or indirectly, based on, arising out of or resulting from: (i) such desk space user’s use and occupancy of the Premises or the business conducted by such desk space user therein or such desk space user’s presence in the Premises, (ii) any act or omission of such desk space user or its employees, agents or contractors, (iii) any breach or default by such desk space user in the observance or performance of Tenant’s covenants and obligations under this Lease (other than Tenant’s obligations to pay Base Rent and Additional Rent hereunder), and (iv) Tenant shall notify Landlord of such arrangement at least ten (10) business days prior to such arrangement(s) commencing.

37

24.  TRANSFER BY LANDLORD.

Landlord (and any successor or affiliate of Landlord) may freely sell, assign or transfer all or any portion of its interest in this Lease or the Premises, the Security Deposit, the Building or the Land and, in the event of any such sale, assignment or transfer, shall be relieved of any and all obligations under this Lease from and after the date of the sale, assignment or transfer. From and after said date, Tenant shall be bound to such purchaser, assignee or other transferee, as the case may be, as though the latter had been the original Landlord hereunder, provided that the purchaser, assignee or transferee agrees to assume the obligations of Landlord hereunder.

25.  INABILITY TO PERFORM.

This Lease and Landlord’s and Tenant's obligation hereunder shall in no way be affected, impaired or excused, nor shall Landlord and Tenant have any claim against the other for damages, because the other party, due to Unavoidable Delays, is unable to fulfill any of its obligations under this Lease, including, but not limited to, any obligations to provide any services, repairs, replacements, alterations or decorations or to supply any improvements, equipment or fixtures, but in no event shall this Section 25 be interpreted to relieve Tenant of any of its obligations to pay Rent in the amounts and when due under this Lease or its obligations to obtain and maintain any insurance required hereunder.

26.  ESTOPPEL CERTIFICATES.

Tenant shall, without charge, within ten (10) business days after receipt of any request therefor, execute and deliver to Landlord a certificate stating: (i) whether this Lease is unmodified and in full force and effect (or if there have been modifications, that the Lease is in full force and effect and setting forth all such modifications); (ii) whether there then exist any defenses against the enforcement of any right of Landlord hereunder (and, if so, specifying the same in detail); (iii) the dates to which rent and any other charges hereunder have been paid by Tenant; (iv) that Tenant has no knowledge of any then uncured defaults under this Lease (or, if Tenant has knowledge of any such defaults, specifying the same in detail); (v) that Tenant has no knowledge of any event that will or may result in the termination of this Lease (or if Tenant has such knowledge, specifying the same in detail); (vi) the address to which notices to Tenant are to be sent; and (vii) such other information as may be reasonably requested. It is understood that any such certificate may be relied upon by Landlord, any Mortgagee, prospective Mortgagee, Ground Lessor, prospective Ground Lessor, or purchaser or prospective purchaser of the Land or the Building.

27.  COVENANT OF QUIET ENJOYMENT.

Landlord covenants that it has the right to make this Lease and that, if Tenant shall pay all Rent and perform all of Tenant's other obligations under this Lease within any applicable notice and cure periods, Tenant shall have the right, during the Term and subject to the provisions of this Lease, to quietly occupy and enjoy the Premises without hindrance by Landlord or its successors and assigns.

38

28.  WAIVER OF JURY TRIAL.

Landlord and Tenant hereby waive trial by jury in any action, proceeding or counterclaim brought by either of them against the other with respect to any matter arising out of or connected with this Lease.

29.  BROKERS.

Landlord and Tenant each represents and warrants to the other that, except as hereinafter set forth, neither of them has employed any broker in procuring or carrying on any negotiations relating to this Lease. Landlord and Tenant shall indemnify and hold each other harmless from any loss, claim or damage relating to the breach of the foregoing representation and warranty. Landlord recognizes only the Broker(s) (as set forth in Section 1.J. hereof) as broker(s) with respect to this Lease and agrees to be responsible for the payment of any leasing commissions owed to said broker(s).

30.  CERTAIN RIGHTS RESERVED BY LANDLORD.

Landlord shall have the following rights, exercisable without notice, without liability for damage or injury to property, person or business and without effecting an eviction, constructive or actual, or disturbance of Tenant's use or possession of the Premises or giving rise to any claim for set-off, abatement of Rent or otherwise:

A.     To change the Building's name or street address.

B.     To affix, maintain and remove any and all signs on the exterior and interior of the Building.

C.     To designate and approve (such approval not to be unreasonably withheld, conditioned or delayed with respect to Alterations that do not affect Building systems or the Building structure), prior to installation, all window shades, blinds, drapes, awnings, window ventilators, lighting and any other equipment to be installed by Tenant that may be visible from the exterior of the Premises or the Building.

D.     To decorate and make repairs, alterations, additions and improvements, whether structural or otherwise, in, to and about the Building and any part thereof, including, but not limited to, equipment served by the Building systems, and for such purposes to enter the Premises, and, during the continuance of any such work, to close temporarily doors, entry ways, Common Areas in the Building and to interrupt or temporarily suspend Building services and facilities, all without affecting Tenant's obligations hereunder. Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord.

E.     To grant to anyone the exclusive right to conduct any business or render any service in the Building, provided Tenant is not thereby excluded from uses expressly permitted herein.

F.     To alter, relocate, reconfigure and reduce the Common Areas of the Building, as long as the Premises remain reasonably accessible.

G.     To alter, relocate, reconfigure, reduce and withdraw the Common Areas located outside the Building, including parking and access roads, as long as the Premises remain reasonably accessible.

39

H.   To erect, use and maintain pipes and conduits in and through the Premises.

I.     To construct improvements (including kiosks) on the Land and in the Common Areas of the Building.

J.     To prohibit smoking in the entire Building or portions thereof (including the Premises) and on the Land, so long as such prohibitions are in accordance with applicable Laws.

K.    If any excavation or other substructure work shall be made or authorized to be made upon land adjacent to the Building or the Land, to enter the Premises for the purpose of doing such work as is required to preserve the walls of the Building and to preserve the land from injury or damage and to support such walls and land by proper foundations. Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord.

L.     Notwithstanding anything contained herein to the contrary, Landlord may at any time elect to alter, rehabilitate or renovate all or any portion of the Building so long as such construction does unreasonably interfere with Tenant’s access to the Premises or unreasonably interfere with Tenant’s use of the Premises. Tenant acknowledges that Landlord has the right to undertake major renovations (including work with respect to the exterior façade of the Building) with respect to the Building and that Landlord may hereafter perform additional work, improvements and renovations with respect to the Building. In connection with any such work, improvements and renovations, the Landlord may erect scaffoldings, sidewalk bridges and other such appurtenances. Tenant agrees not to interfere with such work, improvements and renovations and further agrees that such work, improvements and renovations (and the construction appurtenances which Landlord may place at or near the Premises) shall not constitute an eviction or constructive eviction of Tenant, in whole or in part, and the Base Rent and all other items of Additional Rent hereunder shall not abate while such work, improvements and renovations are being made by reason of loss or interruption of the business of Tenant or otherwise, nor shall Tenant have any claims against Landlord by reason of such work. Landlord agrees to use commercially reasonable efforts not to interfere with the conduct of Tenant’s ordinary business operations in the Premises during any access of the Premises by Landlord.

31.  NOTICES.

No notice, request, approval, waiver or other communication which may be or is required or permitted to be given under this Lease shall be effective unless the same is in writing and hand-delivered, sent by registered or certified mail, return receipt requested, first-class postage prepaid, or sent with charges prepaid by a nationally recognized air courier service, addressed to Landlord at the Landlord Notice Address or to Tenant at the Tenant Notice Address, as applicable, or at any other address of which either party shall notify the other in accordance with this Section 31. Such communications, if sent by registered or certified mail, shall be deemed to have been given two (2) days after the date of mailing, or if sent by a nationally recognized air courier service, shall be deemed to have been given one (1) business day after the date of deposit of the notice with such service. If any Mortgagee shall notify Tenant that it is the holder of a Mortgage affecting the Premises, no notice, request or demand thereafter sent by Tenant to Landlord shall be effective until a copy of same shall be sent to such Mortgagee in the manner prescribed in this Section 31 at such address as such Mortgagee shall designate.

40

32.  MISCELLANEOUS PROVISIONS.

A.     Benefit and Burden: The provisions of this Lease shall be binding upon, and shall inure to the benefit of, the parties hereto and each of their respective successors and permitted assigns.

B.     Governing Law: This Lease shall be construed and enforced in accordance with the Laws of the jurisdiction in which the Building is located.

C.     No Partnership: Nothing contained in this Lease shall be deemed to create a partnership or joint venture between Landlord and Tenant, or to create any other relationship between the parties other than that of Landlord and Tenant.

D.     Delegation by Landlord: Wherever Landlord has the authority to take any action under this Lease, Landlord shall have the right to delegate such authority to others, and Landlord shall be responsible for the authorized actions of such agents, employees and others, to the same extent as if Landlord had taken such action itself.

E.     Tenant Responsibility for Agents: In any case where Tenant is responsible for performing or refraining from an act or for preventing an action or result from occurring, Tenant shall also be responsible for any actions taken or omitted by Tenant's agents, employees, business invitees, licensees, contractors, subtenants, and any other individuals or entities present in the Building or on the Land at Tenant's invitation.

F.     Invalidity of Particular Provisions: If any provision of this Lease or the application thereof to any person, entity or circumstance shall, to any extent, be held invalid or unenforceable, the remaining provisions and the application of such invalid or unenforceable provisions to persons, entities and circumstances other than those as to which it is held invalid or unenforceable, shall not be affected thereby. Each provision of this Lease shall be valid and enforced to the fullest extent permitted by law.

G.     Counterparts: This Lease may be executed in several counterparts, all of which shall constitute one and the same document.

H.     Entire Agreement: This Lease, and any exhibits and addenda attached hereto, embody the entire agreement of the parties hereto, and no representations, inducements or agreements, oral or otherwise, between the parties not contained in this Lease or in the exhibits or addenda shall be of any force or effect. No rights, privileges, easements or licenses are granted to Tenant hereby, except as expressly set forth herein.

I.     Amendments: This Lease may not be modified in whole or in part in any manner other than by an agreement in writing signed by both Landlord and Tenant.

J.     Mortgagee's Performance: Tenant shall accept performance of any of Landlord's obligations hereunder by any Mortgagee.

K.    Limitation on Interest: In any case where this Lease provides for a rate of interest that is higher than the maximum rate permitted by law, the rate specified herein shall be deemed to equal, and the party designated as recipient of such interest shall be entitled to receive, the maximum rate of interest permitted by law.

L.     Remedies Cumulative: All rights and remedies of Landlord shall be cumulative and shall not be exclusive of any other rights or remedies of Landlord hereunder or now or hereafter existing at law or in equity.

41

M. Annual Financial Statements: Not later than March 31 of each calendar year during the Term, Tenant shall submit to Landlord an audited financial statement covering the preceding calendar year, which has been prepared in accordance with generally accepted accounting principles by an independent certified public accountant. The provisions of this Paragraph 32.M. shall not be applicable at any time that Tenant’s financial statement is available from the Securities and Exchange Commission’s EDGAR website or a similar federal-governmentally regulated source readily available to members of the public without charge.

N.     Construction of Lease: There shall be no presumption that this Lease be construed more strictly against the party who itself or through its agent prepared it. Landlord and Tenant hereby agree that all parties hereto have participated in the preparation of this Lease and that each party had the opportunity to consult legal counsel before the execution of this Lease.

O.     Time of the Essence: Time is of the essence with respect to each of Tenant’s obligations hereunder.

P.     Effect of Deletion of Language: The deletion of any printed, typed or other portion of this Lease shall not evidence the parties' intention to contradict such deleted portion. Such deleted portion shall be deemed not to have been inserted in this Lease.

Q.     Authority: Tenant represents and warrants that the person executing this Lease is duly authorized to so act; that Tenant is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Tenant and such person to enter into this Lease has been duly taken. Landlord represents and warrants that the person executing this Lease is duly authorized to so act; that Landlord is duly organized, is qualified to do business in the jurisdiction in which the Building is located, is in good standing under the Laws of the state of its organization and the Laws of the jurisdiction in which the Building is located, and has the power and authority to enter into this Lease; and that all action required to authorize Landlord and such person to enter into this Lease has been duly taken.

R.      Qualified Leases: The parties intend that all payments made to Landlord under this Lease will qualify as rents from real property for purposes of Sections 512(b)(3) and 856(d) of the Internal Revenue Code of 1986, as amended (“Qualified Rents”). If Landlord, in its sole discretion, advises Tenant that there is any risk that all or part of any payments made under this Lease will not qualify as Qualified Rents, Tenant agrees (i) to cooperate with landlord to restructure this Lease in such manner as may be necessary to enable such payments to be treated as Qualified Rents, and (ii) to permit an assignment of this Lease, in each case provided such restructuring or assignment will not increase Tenant’s obligations or reduce Tenant’s rights under the Lease other than in a de minimis manner.

33.  [INTENTIONALLY OMITTED].

34.   PARKING.

A.     Use of Parking.

(1)         During the Term, Tenant shall have the right to use (on a non-exclusive first-come, first-served basis) the Parking Permits (as defined in Section 1.P hereinabove) for the unreserved parking of passenger automobiles in the parking areas designated from time to time by Landlord for the use of tenants of the Building (the "Parking Area"). Landlord does not assume any responsibility and shall not be held liable for any damage or loss to any automobile or personal property in or about the Parking Area or for any injury sustained by any person in or about the Parking Area. Tenant understands and acknowledges that the Parking Area of the Building may be operated by or leased to a third party (“Parking Operator”) pursuant to an agreement with Landlord. As a result, the parties acknowledge that Tenant’s parking rights shall be subject to the terms and conditions of Landlord’s agreement with the Parking Operator; however, there shall be no charge for Tenant’s Parking Permits during the Term of this Lease as extended. Landlord reserves the right to modify in any way Landlord deems appropriate the manner in which the Parking Area is accessed during the Term. Tenant shall not use the Parking Area for the overnight storage of vehicles. It is understood and agreed that Landlord assumes no responsibility, and shall not be held liable for any damage or loss to any automobiles parked in the Parking Area or to any personal property located therein or for any injury sustained by any person in or about the Parking Area.

42

(2)         Subject to the limitations imposed thereon from time to time by Landlord and/or the Parking Operator, Tenant’s customers and visitors shall have the right to use available spaces in the Parking Area for the purpose of parking their vehicles therein while visiting the Premises. Tenant’s customers and visitors shall pay the then current hourly parking fees established by Landlord and/or the Parking Operator, as adjusted from time to time, for the privilege of using the Parking Area. The foregoing shall in no way be construed to impose upon Landlord any obligation to provide customer parking for Tenant.

(3)         Landlord’s granting of parking rights hereunder does not create a bailment between the parties, it being expressly agreed that the only relationship created between Landlord and Tenant hereby is that of right grantor and right grantee. All motor vehicles (including all contents thereof) shall be in the Parking Area at the sole risk of their owners and Tenant, and Landlord is not responsible for the protection and security of such vehicles. Neither Landlord nor any agent, employee or contractor of Landlord shall have any liability for any property damage or personal injury arising out of or in connection with said motor vehicles, and Tenant shall indemnify and hold Landlord and any agent, employee or contractor of Landlord harmless from and against all demands, claims, damages, costs, expenses, liabilities, or causes of action arising out of or connected with use of the Parking Area by Tenant or by any of Tenant's employees, agents, invitees, guests, assignees, subtenants, contractors or visitors (collectively, "Tenant's Invitees"), or any acts or omissions arising out of or in connection with said motor vehicles.

(4)         In its use of the Parking Area, Tenant will follow all terms of all applicable Rules and Regulations enacted by Landlord with respect to the Parking Area, and will cause Tenant’s Invitees to do the same. Any violation of said applicable Rules and Regulations will constitute a Default hereunder. Upon any such Default, in addition to Landlord’s other rights and remedies, Landlord may terminate Tenant’s rights to lease parking spaces in the Parking Area in accordance with the terms of Section 34.A.(1). above.

(5)         If: (i) all or a portion of the Parking Area is damaged by fire or other casualty or taken by power of eminent domain or purchased in lieu thereof by any governmental authority, (ii) the insurance proceeds payable as a result of a casualty to the Parking Area are applied to a Mortgage, or (iii) there is any material uninsured loss to the Parking Area, Landlord may terminate Tenant’s right to lease spaces in the Parking Area in accordance with the terms of subsection (a) above. If Landlord does not so elect to terminate such rights of Tenant pursuant to the foregoing provisions of this Section34.A.(5), then: (1) Landlord will either (a) proceed to restore the Parking Area (and Landlord shall have no obligation to provide any alternative parking while such restoration is being performed), or (b) not restore the Parking Area, but provide Tenant, free of charge, with alternate parking throughout the remainder of the Term (if such alternative parking is reasonably available under the circumstances).

43

B.     No Transfers. Except in connection with a permitted assignment or sublease pursuant to Section 23 hereof, Tenant shall not assign, sublet or transfer any Parking Permits without Landlord’s prior written consent. Any attempted assignment, sublet, or transfer shall be void. Landlord reserves the right for the operator of the Parking Area (if any) to institute either a valet parking system or a self-parking system. Tenant and its employees shall observe reasonable safety precautions in the use of the Parking Area and shall at all times abide by all rules and regulations of which is has received written notice governing the use of the Parking Area promulgated by Landlord or the Parking Area operator, and Landlord shall use commercially reasonable efforts to apply any new rules and regulations in a non-discriminatory manner to all tenants in the Building. The Parking Area will remain open Monday through Friday (excluding Holidays) during the Building Hours. Landlord reserves the right to close the Parking Area during periods of unusually inclement weather or for repairs. Landlord does not assume any responsibility, and shall not be held liable, for any damage or loss to any automobile or personal property in or about the Parking Area, or for any injury sustained by any person in or about the Parking Area.

35.  SECURITY DEPOSIT.

A.     Amount and Uses: Upon (a) the First Floor Premises Lease Commencement Date, Tenant shall deliver to Landlord a Security Deposit in an amount equal to the sum of three (3) months of then current Base Rent for the First Floor Premises (the “First Floor Premises Security Deposit”), and (b) the date that the Must Take Space, or a portion thereof, become part of the Premises hereunder, Tenant shall deliver to Landlord a Security Deposit in an amount equal to the sum of three (3) months of then current Base Rent for the Must Take Space, or a portion thereof, as applicable (the “Must Take Space Security Deposit”) , to be held by Landlord as security for the payment of all Rent payable by Tenant and for the faithful performance by Tenant of all other obligations of Tenant under this Lease within any applicable notice and cure period. Notwithstanding the foregoing, unless any default by Tenant has occurred under this Lease or there then exists any circumstance which with the giving of notice or the passage of time would constitute a Default by Tenant under this Lease, (a) the First Floor Premises Security Deposit shall be reduced to (i) the sum of two (2) months of the then current First Floor Premises Base Rent on December 31, 2020, and (ii) one (1) month of the then current First Floor Premises Base Rent on December 31, 2021, and (b) the Must Take Space Security Deposit shall be reduced to (x) the sum of two (2) months of then current Base Rent for the Must Take Space on December 31, 2020, and (y) one (1) month of then current Base Rent for the Must Take Space on December 31, 2021, except that there shall be no such reduction if any Default by Tenant has occurred under this Lease or there then exists any circumstance which with the giving of notice or the passage of time would constitute a Default by Tenant under this Lease. The required amount of the Security Deposit on December 31, 2021 shall remain as the amount of the Security Deposit for the remainder of the Term hereof. If the Security Deposit is in the form of cash, said Security Deposit shall be repaid to Tenant after the termination of this Lease (or any renewal thereof), provided Tenant shall have made all such payments and performed all such obligations hereunder. Landlord shall not be required to maintain the Security Deposit in a separate account. The Security Deposit shall not be mortgaged, assigned, transferred or encumbered by Tenant without the prior written consent of Landlord, and any such act shall be void. Landlord may, at Landlord's option, appropriate and apply the entire Security Deposit, or so much thereof as Landlord believes may be necessary, to compensate Landlord for the payment of any past-due Rent and for loss or damage sustained by Landlord due to any Default. In the event Landlord appropriates or applies the Security Deposit in such a manner, Tenant, within five (5) business days after notice thereof, shall pay to Landlord an amount sufficient to restore the Security Deposit to the original sum deposited. Tenant's failure to restore any such deficiency shall constitute a Default hereunder. In the event of bankruptcy or other debtor-creditor proceedings by or against Tenant, the Security Deposit shall be applied first to the payment of Rent due Landlord for all periods prior to the filing of such proceedings.

44

In lieu of a cash Security Deposit, Tenant shall have the right to place the Security Deposit in the form of a letter of credit which satisfies all of the requirements hereinafter described (the “Letter of Credit”). Any Letter of Credit delivered to Landlord by Tenant shall be an unconditional, irrevocable letter of credit in a form and from a FDIC-insured financial institution acceptable to Landlord in its sole and absolute discretion and shall be capable of being drawn upon in the Washington, DC metropolitan area. Said Letter of Credit shall provide that it shall expire on the thirtieth (30th) day following the date of expiration of the Term of this Lease. At Tenant's option, said Letter of Credit shall have a term equal to the period expiring on the first anniversary of the date of issuance thereof, in which event Tenant covenants that a renewal of said Letter of Credit shall be delivered to Landlord by that date which is thirty (30) days prior to the expiration date thereof, and thereafter a renewal of the Letter of Credit shall be delivered to Landlord by Tenant by that date which is thirty (30) days prior to each succeeding anniversary of the original expiration date of the Letter of Credit. If Tenant fails to so renew and deliver said Letter of Credit to Landlord by the thirtieth (30th) day preceding each said expiration date, such failure shall constitute a Default hereunder (as to which no cure period shall be applicable) and Landlord may draw upon the Letter of Credit then in effect without the necessity of any other monetary or other default hereunder by Tenant, in which event the proceeds thereof shall be held by Landlord. Said Letter of Credit shall provide that Landlord shall be permitted to draw on the same on multiple occasions following the occurrence of a Default by Tenant under this Lease; provided, however, that in the event that said Letter of Credit would expire during the pendency of any litigation to resolve whether such Default has occurred, Landlord may draw upon said Letter of Credit prior to the expiration thereof. In the event that Landlord draws upon the Letter of Credit after a Default by Tenant as aforesaid, Landlord shall use, apply or retain all or any portion of the proceeds thereof for (i) the payment of any Rent or any other sums as to which Tenant is in Default, (ii) the payment of any amount which Landlord may spend or become obligated to spend to repair damage to the Premises or the Building for which repairs Tenant is liable hereunder, or (iii) compensation to Landlord for any losses or damages (actual and consequential to the extent permitted hereunder) which Landlord is entitled to recover hereunder by reason of Tenant's default, including, but not limited to, any damage or deficiency arising in connection with the reletting of the Premises and all associated reasonable legal fees. In the event that the Letter of Credit is drawn upon by Landlord for failure of Tenant to renew said Letter of Credit as aforesaid, the proceeds thereof shall be held by Landlord in accordance with the provisions respecting the Security Deposit under this Section 35, and, in such event, within thirty (30) days after the expiration of the Term, and provided Tenant has vacated the Premises and is not in Default hereunder, Landlord shall return such proceeds to Tenant, less such portion thereof as Landlord may be entitled hereunder to apply to satisfy any default by Tenant hereunder. In the event that Tenant is in default upon the expiration of the Term and Landlord does not use all of the Security Deposit to cure such default, then, after such default has been cured, Landlord shall return any unused balance of the Security Deposit to Tenant. The use, application or retention of the proceeds of the Letter of Credit, or any portion thereof, by Landlord shall not prevent Landlord from exercising any other right or remedy provided by this Lease or by law, and shall not limit any recovery to which Landlord may otherwise be entitled. In the event of the sale or transfer of Landlord's interest in the Building or the Land, Landlord shall transfer the proceeds of the Letter of Credit to the purchaser or transferee, in which event Tenant shall look only to the purchaser or transferee for the return of the proceeds of the Letter of Credit, and Landlord shall be released from all liability to Tenant for the return of such proceeds.

45

B.     Transferability: In the event of a sale or transfer of Landlord's interest in the Building or of the interest of any successor or assign of Landlord, Landlord (or such successor or assign) shall have the right to transfer the Security Deposit to any such transferee and shall thereupon be released automatically from any liability therefor. Tenant shall look solely to the transferee for the return of the Security Deposit. No Mortgagee or purchaser of any or all of the Building at any foreclosure proceeding shall (regardless of whether the Lease is at the time subordinated to the lien of said Mortgage) be liable to Tenant or any other person for any of the Security Deposit, or any other payment made by Tenant hereunder, unless Landlord has actually delivered said deposit or other such sum to such Mortgagee or purchaser. In the event of any rightful and permitted assignment of Tenant's interest in this Lease, the Security Deposit shall be deemed to be held by Landlord as a deposit made by the assignee, and Landlord shall have no liability to the assignor with respect to the return of the Security Deposit.

C. This Section 35 shall survive the expiration or termination of this Lease.

36.  HAZARDOUS MATERIALS.

A.     Definition. As used in this Lease, the term “Hazardous Material” means any flammable items, explosives, radioactive materials, hazardous or toxic substances, material or waste or related materials, including any substances defined as or included in the definition of “hazardous substances”, “hazardous wastes”, “infectious wastes”, “hazardous materials” or “toxic substances” now or subsequently regulated under any state, local or federal Laws, including, but not limited to, the Comprehensive Environmental Response, Compensation and Liability Act and the Resource Conservation and Recovery Act (“Environmental Rules”). Such substances, materials and wastes may include, without limitation, oil, synthetic or natural gases, petroleum-based products, paints, solvents, lead, cyanide, DDT, printing inks, acids, pesticides, ammonia compounds and other chemical products, asbestos, PCBs and similar compounds, and including any different products and materials which are subsequently found to have adverse effects on the environment or the health and safety of persons or animals under any Environmental Rules. As defined in Environmental Rules, Tenant is and shall be deemed to be the “operator” of Tenant’s “facility” and the “owner” of all Hazardous Materials brought on the Premises by Tenant or any of its agents, employees, licensees, guests or invitees during the Term, and the wastes, by-products, or residues generated, resulting, or produced therefrom, excluding any Hazardous Material brought on the Premises or the Property by Landlord or its agents, employees or contractors or any party acting by or through Landlord.

B.     General Prohibition. Tenant shall not cause or permit any Hazardous Material to be generated, produced, brought upon, used, stored, treated, discharged, released, spilled or disposed of on, in under or about the Premises or the Project by Tenant or Tenant's Invitees in violation of the Environmental Rules. Tenant shall indemnify, upon full execution and delivery of this Lease, throughout the Term and following the expiration or earlier termination of this Lease defend and hold Landlord, Landlord's agents and all Mortgagees harmless from and against any and all actions (including, without limitation, remedial or enforcement actions of any kind, administrative or judicial proceedings, and orders or judgments arising out of or resulting therefrom), costs, claims, actual and consequential damages (including without limitation, attorneys', consultants', and experts' fees, court costs and amount paid in settlement of any claims or actions), fines, forfeitures or other civil, administrative or criminal penalties, injunctive or other relief (whether or not based upon personal injury, property damage, or contamination of, or adverse effects upon, the environment, water tables or natural resources), liabilities or losses arising from a breach of this prohibition by Tenant or Tenant's Invitees.

46

C.     Permitted Use. Landlord acknowledges that it is not the intent of this Section 36 to prohibit Tenant from using the Premises for the Permitted Use. Tenant may operate its business according to prudent industry practices so long as the use or presence of Hazardous Materials complies with, and is properly monitored according to, all then applicable Environmental Rules. As a material inducement to Landlord to allow Tenant to use Hazardous Materials in connection with its business, Tenant agrees to deliver to Landlord prior to the Lease Commencement Date a list identifying each type of Hazardous Materials to be brought upon, kept, used, stored, handled, treated, generated on, or released or disposed of from, the Premises and setting forth any and all governmental approvals or permits required in connection with the presence, use, storage, handling, treatment, generation, release or disposal of such Hazardous Materials on or from the Premises (“Hazardous Materials List”). Tenant shall deliver to Landlord an updated Hazardous Materials List at least once a year and shall also deliver an updated list before any new Hazardous Material is brought onto, treated, generated on, or released from, the Premises. Tenant is not required, however, to provide Landlord with any information on the Hazardous Materials List of a proprietary nature which, in and of themselves, do not contain a reference to any Hazardous Materials or hazardous activities. It is not the intent of this Section 36 to provide Landlord with information which could be detrimental to Tenant’s business should such information become possessed by Tenant’s competitors.

D.     Tenant’s Representation and Warranty. Tenant hereby represents and warrants to Landlord that (i) neither Tenant nor, to the knowledge of Tenant’s Key Executives (as defined in Section 1.GG hereof), any of its legal predecessors has been required by any prior landlord, lender or any governmental authority at any time to take remedial action in connection with Hazardous Materials contaminating a property which contamination was permitted by Tenant or such predecessor or resulted from Tenant’s or such predecessor’s action or use of the property in question, and (ii) Tenant is not subject to any enforcement order issued by any governmental authority in connection with the use, storage, treatment, generation, release or disposal of Hazardous Materials (including, without limitation, any order related to the failure to make a required report to any governmental authority). If Landlord determines that this representation and warranty was false as of the date of this Lease, Tenant shall be deemed to be in Default hereunder and Landlord shall have the right to terminate this Lease in Landlord’s sole and absolute discretion and to pursue all applicable remedies for such Default set forth in Section 19 hereof.

E.     Landlord’s Obligations. In the event that Landlord receives written notice from a governmental agency of the presence of Hazardous Materials in the Premises or in any of the Common Areas of the Building which are utilized by Tenant in a quantity and of a nature that violates any applicable Laws that were not introduced to the Building, the Land or both of same by or on behalf of Tenant, Landlord shall take such action, if any, as may be required to comply with such laws or governmental regulations; provided, however, that Landlord shall have the right to contest any such notice of violation, in which case Landlord’s obligation to cure shall not arise until after the final adjudication of the validity of the violation notice.

47

F.     Tests. Landlord shall have the right to conduct annual tests, or more frequently if Landlord reasonably deems it necessary, of the Premises to determine whether any contamination of the Premises or the Project has occurred as a result of Tenant’s use. Tenant shall be required to pay the cost of each such test of the Premises; provided, however, that if Tenant conducts its own tests of the Premises using third party contractors and test procedures reasonably acceptable to Landlord which tests are certified to Landlord, Landlord shall accept such tests in lieu of the tests to be paid for by Tenant. In connection with such testing, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such non-proprietary information concerning the use of Hazardous Materials in or about the Premises by Tenant or any of its agents. Landlord shall provide Tenant, upon Tenant’s written request, with a copy of all third party, non-confidential reports and tests of the Premises concerning environmental contamination made by or on behalf of Landlord during the Term without representation or warranty and subject to a confidentiality agreement. Tenant shall, at its sole cost and expense, promptly and satisfactorily remediate any environmental conditions identified by such testing for which Tenant is responsible under this Lease in accordance with all Environmental Rules. Landlord’s receipt of or satisfaction with any environmental assessment in no way waives any rights which Landlord may have against Tenant.

G.     Underground Tanks. Tenant shall not install or otherwise operate any underground storage tank on the Project without Landlord’s prior written consent, which may be granted, denied or withheld in Landlord’s sole and absolute discretion. If underground or other storage tanks storing Hazardous Materials located on the Premises or the Project are used by Tenant or are hereafter placed on the Premises or the Project by Tenant, Tenant shall install, use, monitor, operate, maintain and manage such storage tanks, maintain records as required by the Environmental Rules, obtain and maintain prudent insurance, implement reporting procedures, properly close any underground storage tanks, and take or cause to be taken all other actions necessary or required under the Environmental Rules in connection with the installation, use, maintenance, management, operation, upgrading and closure of such storage tanks.

H.     Waste Disposal. Tenant recognizes that the Building does not contain a lab waste system. Tenant also acknowledges that any violation by Tenant of the Washington Suburban Sanitary Commission (“WSSC”) rules and regulations governing illegal discharges would cause substantial harm to the Building and the Project, and that such violation would be unlawful and constitute a Default under this Lease. Therefore, Tenant shall be solely responsible for any improper discharge or disposal by Tenant or its agents, contractors, employees, or invitees during Tenant’s occupancy of the Premises or any of the aforementioned parties’ access of the Premises. Tenant shall, at its sole cost and expense, test such waste prior to discharging or disposing the same and cause such waste to be disposed or discharged in accordance with WSSC regulations and any other applicable Laws.

I.     Notice. In the event that Hazardous Materials are discovered upon, in, or under the Building or the Project, and any governmental agency or entity having jurisdiction over the Building or the Project requires the removal of such Hazardous Materials, Tenant shall immediately notify Landlord in writing. Tenant shall also immediately notify Landlord in writing (upon obtaining actual knowledge thereof) of: (i) any spill, release, discharge or disposal of any Hazardous Material in, on or under the Project or any portion thereof; (ii) any enforcement, cleanup, removal or other governmental or regulatory action instituted, contemplated, or threatened pursuant to any Environmental Rules respecting Hazardous Materials; (iii) any claim made or threatened by any person against Tenant or the Property or any portion thereof relating to damage, contribution, cost recovery, compensation, loss or injury resulting from or claimed to result from any Hazardous Materials; and (iv) any reports made to any governmental agency or entity arising out of or in connection with any Hazardous Materials in, on under or about or removed from the Property or any portion thereof, including any complaints, notices, warnings, reports or asserted violations in connection therewith. Tenant also shall supply to Landlord as promptly as possible, and in any event within five (5) business days after Tenant first receives or sends the same, copies of all claims, reports, complaints, notices, warnings or asserted violations relating in any way to the Premises, the Property or Tenant's use or occupancy thereof.

48

J.     Survival. The respective rights and obligations of Landlord and Tenant under this Section 36 shall survive the expiration or earlier termination of this Lease. During any period of time after the expiration or earlier termination of this Lease required by Tenant or Landlord to complete the removal from the Premises, the Building or the Project of any Hazardous Materials (including, without limitation, the release and termination of any licenses or permits restricting the use of the Premises and the completion of approved Surrender Plan, as hereinafter defined in Section 40), Tenant shall continue to pay the full Base Rent and Additional Rent in accordance with this Lease for any portion of the Premises not relet by Landlord in Landlord’s sole and absolute discretion, which Rent shall be prorated on a daily basis.

37.  [INTENTIONALLY OMITTED].

38.  NO RECORDATION.

Tenant shall not record or attempt to record this Lease or any memorandum hereof in any public records without the prior written approval of Landlord, which may be denied in Landlord's sole and absolute discretion. In the event that Landlord grants its approval to record this Lease or a memorandum hereof, Tenant shall pay all recordation fees, taxes and charges in connection with such recordation.

39.  SIGNS.

Landlord will, at Landlord’s cost, provide Tenant with a listing on the Building directory, if any, and provide Building standard signage on one suite entry door of the Premises. No other sign, advertisement or notice shall be inscribed, painted, affixed or otherwise displayed on any part of the exterior or interior of the Building (including windows and doors) without the prior written approval of Landlord, which may be granted or withheld in Landlord's reasonable discretion. If any such item that has not been approved by Landlord is so displayed, then Landlord shall have the right to remove such item at Tenant's expense or to require Tenant to do the same. Landlord reserves the right to install and display signs, advertisements and notices on any part of the exterior or interior of the Building.

Notwithstanding the foregoing or anything in this Lease to the contrary, so long as Tenant occupies not less than 19,430 square feet of rentable area in the Building, Tenant, at its sole cost and expense, shall have the non-exclusive right, to install signage on the exterior of the Building (such signage being referred to herein as “Tenant’s Exterior Signage”), on the top level of the Building facing Firstfield Road. Tenant’s Exterior Signage shall comply with all applicable Laws, including, but not limited to, Laws promulgated by Montgomery County, Maryland, and shall be of a type, style, size, color, design, location and method of fabrication approved by Landlord, in Landlord’s reasonable discretion. Tenant, at its sole cost and expense, shall be responsible for the installation, maintenance, repair and replacement of Tenant’s Exterior Signage. On or before the date of expiration or earlier termination of this Lease, Tenant shall remove Tenant’s Exterior Signage and shall repair any damage caused to the Building by Tenant’s Exterior Signage and by such removal, all at Tenant’s sole cost and expense and in accordance with all applicable Laws.

49

40.  SURRENDER.

Upon the expiration of the Term or earlier termination of Tenant’s occupancy, Tenant shall, subject to the terms of Section 10.A. of this Lease, surrender the Premises to Landlord in the same condition as the Premises were in on the Lease Commencement Date (excluding reasonable wear and tear and damage caused by fire or other casualty), subject to any Alterations or Installations permitted or required by Landlord to remain in the Premises, free of Hazardous Materials brought upon, kept, used, stored, handled, treated, generated in, or released or disposed of from, the Premises unless the presence of such Hazardous Materials on the Premises was caused by Landlord, its agents, employees or contractors or any party acting under or through Landlord and released of all Hazardous Materials Clearances, and in accordance with the laboratory decommissioning requirements set forth on Exhibit B attached hereto, broom clean, ordinary wear and tear and casualty loss and condemnation covered in Sections 16 and 18 hereof excepted. At least ninety (90) days prior to the expiration of the Term or anticipated earlier termination or vacancy of the Premises by Tenant, Tenant shall deliver to Landlord a narrative description of the actions proposed (or required by any governmental authority) that Tenant plans to perform to surrender the Premises (including any Installations permitted by Landlord to remain in the Premises) at the expiration or earlier termination of this Lease or vacancy of the Premises, free from any residual impact from Hazardous Materials which are the responsibility of Tenant under this Lease (“the Surrender Plan”). Such Surrender Plan shall be accompanied by a current listing of (i) all Hazardous Materials licenses and permits held by or on behalf of Tenant or its agents with respect to the Premises and (ii) all Hazardous Materials used, stored, handled, treated, generated, released or disposed of from the Premises, and shall be subject to the review and approval of Landlord or Landlord’s environmental consultant, such approval not to be unreasonably withheld, conditioned or delayed. In connection with the review and approval of the Surrender Plan, upon the request of Landlord, Tenant shall deliver to Landlord or its consultant such additional non-proprietary information concerning Tenant’s use of Hazardous Materials as Landlord shall reasonably request. On or before the date of such surrender, Tenant shall deliver to Landlord evidence that the approved Surrender Plan shall have been satisfactorily completed and Landlord shall have the right, subject to reimbursement at Tenant’s expense as set forth below, to cause Landlord’s environmental consultant to inspect the Premises and perform such additional procedures as may be deemed reasonably necessary to confirm that the Premises are, as of the effective date of such surrender or early termination of this Lease, free from any residual impact from Tenant’s use of Hazardous Materials. Tenant shall reimburse Landlord, as Additional Rent, for the actual out-of-pocket expense incurred by Landlord for Landlord’s environmental consultant to review and approve the Surrender Plan and to visit the Premises and verify satisfactory completion of all actions described therein. Landlord shall have the unrestricted right to deliver such Surrender Plan and any report by Landlord’s environmental consultant with respect to the surrender of the Premises to third parties.

If Tenant shall fail to prepare or submit a Surrender Plan approved by Landlord, or if Tenant shall fail to complete the approved Surrender Plan, or if such Surrender Plan, whether or not approved by Landlord, shall fail to adequately address any residual effect of Tenant’s use of Hazardous Materials in the Premises or the Project, Landlord shall have the right to take such actions as Landlord may deem reasonable or appropriate to assure that the Premises and the Project are surrendered free from any residual impact from Hazardous Materials, the cost of which actions shall be reimbursed by Tenant as Additional Rent, without regard to the limitation set forth in the first paragraph of this Section 40.

50

Tenant shall immediately return to Landlord all keys and/or access cards to the Parking Area, the Project, restrooms and all or any portion of the Premises furnished to or otherwise procured by Tenant. If any such access card or key is lost, Tenant shall pay to Landlord, at Landlord’s election, within fifteen (15) days after Landlord’s demand therefor, either the cost of replacing such lost access card or key or the cost of reprogramming the access security system in which such access card was used or changing the lock or locks opened by such lost key. All obligations of Tenant hereunder not fully performed as of the expiration of the Term or earlier termination of this Lease shall survive the expiration of the Term or earlier termination of this Lease, including, without limitation, Tenant’s indemnity obligations, payment obligations with respect to Rent and obligations concerning the condition and repair of the Premises.

41.  OPTION TO EXTEND.

A.     Provided that Novavax is not then in default (or if Novavax is then in default, then provided it cures the same within the applicable notice and cure period set forth in this Lease), and has not been in Default more than two (2) times during the immediately preceding three (3) years, in each case both at the time of exercise of a Renewal Option, as hereinafter defined, and at the commencement of a Renewal Period, as hereinafter defined, and is then in occupancy of the Premises at the time of exercise of a Renewal Option, as hereinafter defined, and at the time of the commencement of a Renewal Period, as hereinafter defined, Novavax shall have two (2) options (each, a “Renewal Option”) to extend the Term of the Lease for two (2) additional five (5) year periods (each, a “Renewal Period”) after the expiration of the initial Term or the first Renewal Period, as applicable. Each Renewal Option shall be exercisable only by written notice given by Novavax to Landlord not later than twelve (12) months, nor earlier than eighteen (18) months, prior to the expiration of the initial Term or the first Renewal Period, as applicable. In the event that Novavax does not timely exercise a Renewal Option, all remaining Renewal Options shall be null and void and of no further force or effect, time being of the essence in the exercise of a Renewal Option and it being acknowledged and agreed by Novavax that Landlord shall be entitled to rely on any failure by Novavax to give written notice of its exercise of a Renewal Option by the date set forth herein for such exercise thereof. If Novavax exercises a Renewal Option pursuant to this Section 41, Novavax shall have the right to renew the Lease (a) with respect to the entire Premises or, (b) a portion of the Premises only; provided, however, that if Novavax renews the Lease with respect to only a portion of the Premises, such portion shall consist of an entire floor or one or more entire individual suites, and Novavax shall not have the right to subdivide any existing suites as a part of such extension.

B.     All terms and conditions of this Lease shall be applicable during the Renewal Period except that the amount of Base Rent charged for each Renewal Period shall be Landlord’s reasonable determination of the then “Prevailing Market Rent”, which shall be the rent charged to renewal tenants for comparable office, research and development laboratory space in comparable buildings in Montgomery County, Maryland. Such calculation shall also include equitable deductive adjustments being made for those leasing concessions, if any, which are then prevalent in the submarket. If within thirty (30) days following delivery of Novavax’s notice, Landlord and Novavax have not mutually agreed on the Prevailing Market Rent for the Renewal Period, then within ten (10) days after the expiration of such thirty-day period, each party shall give written notice to the other setting forth the name and address of a Broker (as hereinafter defined) selected by such party who has agreed to act in such capacity, to determine the Prevailing Market Rent. If either party shall fail to select a Broker as aforesaid, the Prevailing Market Rent shall be determined by the Broker selected by the other party. Each Broker shall thereupon independently make his determination of the Prevailing Market Rent within twenty (20) days after the appointment of the second Broker. If the two Brokers’ determinations are not the same, but the higher of such two values is not more than one hundred five percent (105%) of the lower of them, then the Prevailing Market Rent shall be deemed to be the average of the two values. If the higher of such two values is more than one hundred five percent (105%) of the lower of them, then the two Brokers shall jointly appoint a third Broker within ten (10) days after the second of the two determinations described above has been rendered. The third Broker shall independently make his determination of the Prevailing Market Rent within twenty (20) days after his appointment. The highest and the lowest determinations of value among the three Brokers shall be disregarded and the remaining determination shall be deemed to be the Prevailing Market Rent (the foregoing procedure shall be referred to herein as the “Three Broker Method”).

51

C.     For the purposes of this Section 41, “Broker” shall mean a real estate broker or salesperson who is not, at such time, under a contract with Landlord or its affiliates for brokerage services at the Building, licensed in the State of Maryland, who has been regularly engaged in such capacity in the business of commercial office and research and development laboratory leasing in Montgomery County, Maryland for at least ten (10) years immediately preceding such person’s appointment hereunder. Each party shall pay for the cost of its Broker and one half of the cost of the third Broker.

D.     Within thirty (30) days (subject to written extension by Landlord) after Landlord delivers to Novavax an amendment to this Lease incorporating the terms of the Renewal Period as determined by this Section 41, and not otherwise modifying any of the terms of this Lease, Landlord and Novavax shall execute such amendment to this Lease setting forth the terms as to the Renewal Period. If Novavax shall fail to execute said amendment within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord’s option exercisable by written notice to Novavax: (a) to cancel the exercise by Novavax of Novavax’s option and to offer to lease and to lease the Premises to others upon such terms and conditions as shall be acceptable to Landlord, or (b) to not cancel the exercise by Novavax of Novavax' s option, in which case Novavax shall remain bound by the exercise thereof.

42.  TENANT’S TERMINATION OPTION.

A.     Notwithstanding anything in this Lease to the contrary, in the event that (a) Landlord and IBT do not enter into the IBT Release on or before the Outside Release Date, and (b) Tenant has not leased any portion of the Must Take Space (as defined in Section 43 below) on or before the Outside Release Date, Tenant shall have the right, exercisable at Tenant’s sole option, to terminate this Lease with respect to either (a) the entire Second Floor Premises, (b) Suite 200 or (c) Suite 201, individually, effective as of December 31, 2021 (the “Second Floor Premises Termination Date”), said right of Tenant to be exercisable by giving written notice thereof (the “Second Floor Premises Termination Notice”) to Landlord, which Second Floor Premises Termination Notice shall be given, if at all, not later than twelve (12) months prior to the Second Floor Premises Termination Date. In the event that Tenant exercises its termination option pursuant to this Section 42.A., this Lease shall continue in full force and effect until the Second Floor Premises Termination Date, whereupon Tenant shall surrender possession of the Second Floor Premises, or the applicable portion thereof, in accordance with the provisions of this Lease, this Lease shall terminate with respect to the Second Floor Premises, or the applicable portion thereof, as if the Second Floor Premises Termination Date were the Lease Expiration Date set forth herein for the Premises or the applicable portion thereof, and all Base Rent and Additional Rent shall be prorated as of the Second Floor Premises Termination Date with respect to the Second Floor Premises, or the applicable portion thereof. Tenant’s right hereunder to terminate this Lease with respect to the Second Floor Premises, or the applicable portion thereof, pursuant to this Section 42.A. shall be exercisable only if (1) Tenant is not then in default under this Lease (or if Tenant is then in default, Tenant cures such default within the applicable cure period) at the time Tenant delivers the Second Floor Premises Termination Notice or on the Termination Date, and (2) Tenant pays to Landlord, contemporaneously with the giving of its Second Floor Premises Termination Notice, an amount equal to the sum of the then unamortized sum of (a) brokerage commissions incurred by Landlord with respect to this Lease and any amendments hereto, and (b) compounded interest on the amounts set forth in clause (a) of this Section 42.A., computed at the rate of seven percent (7%) per annum amortized on a straight line basis over the Term of this Lease, (the items set forth in clauses (a) and (b) of this Section 42.A. being hereinafter collectively referred to as the “Second Floor Premises Termination Expenses”). The Second Floor Premises Termination Expenses payable by Tenant to Landlord pursuant to the immediately preceding sentence shall be in addition to the Rent coming due between the date of the Second Floor Premises Termination Notice and the Second Floor Premises Termination Date.

52

B.     Notwithstanding anything in this Lease to the contrary, in the event that (a) Landlord and IBT have entered into the IBT Release on or before the Outside Release Date and Landlord has delivered a copy of the IBT Release to Tenant, or (b) Tenant has leased any portion of the Must Take Space on or before the Outside Release Date, Tenant shall have the right, exercisable at Tenant’s sole option, to terminate this Lease with respect to either (a) the entire portion of the Premises located on the first (1st) floor of the Building, and/or (b) the entire portion of the Premises located on the second (2nd) floor of the Building, effective as of November 30, 2023 (the “Termination Date”), said right of Tenant to be exercisable by giving written notice thereof (the “Termination Notice”) to Landlord, which Termination Notice shall be given, if at all, not later than twelve (12) months prior to the Termination Date. In the event that Tenant exercises its termination option hereunder, this Lease shall continue in full force and effect until the Termination Date, whereupon Tenant shall surrender possession of the Premises, or the applicable portion thereof, in accordance with the provisions of this Lease, this Lease shall terminate with respect to the Premises, or the applicable portion thereof, as if the Termination Date were the Lease Expiration Date set forth herein for the Premises or the applicable portion thereof, and all Base Rent and Additional Rent shall be prorated as of the Termination Date with respect to the Premises, or the applicable portion thereof. Tenant’s right hereunder to terminate this Lease pursuant to this Section 42.B. shall be exercisable only if (1) Tenant is not then in default under this Lease (or if Tenant is then in default, Tenant cures such default within the applicable cure period) at the time Tenant delivers the Second Floor Premises Termination Notice or on the Termination Date, and (2) Tenant pays to Landlord, contemporaneously with the giving of its Termination Notice, an amount equal to the sum of the then unamortized sum of (a) the cost of any tenant improvement allowance with respect to the Premises, or the applicable portion thereof subject to the Termination Notice; provided, however, that for the purposes hereof, the Must Take Space Tenant Allowance shall be considered to be One Hundred Twenty-Five Dollars ($125.00) per rentable square foot of the Must Take Space, (b) brokerage commissions incurred by Landlord with respect to this Lease and any amendments hereto with respect to the Premises, or the applicable portion thereof subject to the Termination Notice, and (c) compounded interest imputed on the amounts set forth in clauses (a) and (b) of this Section 42.B. computed at the rate of seven percent (7%) per annum amortized on a straight line basis over the initial Term of this Lease, (the items set forth in clauses (a) through (c) of this Section 42.B. being hereinafter collectively referred to as the “Termination Expenses”). The Termination Expenses payable by Tenant to Landlord pursuant to the immediately preceding sentence shall be in addition to the Rent coming due between the date of the Termination Notice and the Termination Date.

53

43.  MUST TAKE SPACE.

A.     Obligation to Lease Must Take Space: Notwithstanding anything contained herein to the contrary, if Landlord and IBT enter into the IBT Release in accordance with Section 2.B. hereof on or before the Notice Outside Date and Landlord delivers a copy of the IBT Release to Tenant, Tenant shall be obligated to lease from Landlord each of Suite 101, Suite 102 and Suite 202 in the Building, as shown on Exhibit G attached hereto and made a part hereof (collectively, the “Must Take Space”), or any remaining portion of the Must Take Space which has not then been leased by Tenant pursuant to Section 43.B hereof, all in accordance with the terms of this Section 43. In such event, the Must Take Space shall become part of the Premises in accordance with the terms of this Section 43, and Landlord and Tenant shall execute an amendment to this Lease setting forth the terms of the incorporation of the Must Take Space into the Premises, in accordance with this Section 43.

B.     Option to Lease Must Take Space: Provided that Tenant is not then in default (or, if Tenant is then in default, then provided Tenant cures such default within the applicable cure period set forth in this Lease) and has not been in Default more than two (2) times during the immediately preceding three (3) years, in each case both at the time of exercise of the option hereinafter granted and at the time of the commencement of the term as to the Must Take Space, then solely during the period commencing on the Lease Commencement Date and ending on August 15, 2015 (the “Notice Outside Date”), Tenant shall have an ongoing option to lease from Landlord all or any full suite portion of the Must Take Space by delivering to Landlord written notice thereof. In the event that Tenant does not timely exercise its option to lease all or a full suite portion of the Must Take Space, said option shall be null and void and of no further force or effect, time being of the essence in the exercise of said option, it being acknowledged and agreed by Tenant that Landlord shall be entitled to rely on any failure by Tenant to give written notice of its exercise of its rights hereunder by the date set forth herein for such exercise thereof.

C.     Terms of Lease of Must Take Space. From and after the date Landlord delivers the Must Take Space to Tenant in its as-is condition (per the terms and conditions in this Lease) vacant and free of (i) occupants and (ii) any occupancy rights of other parties with respect to the Must Take Space (the “Must Take Space Commencement Date”), either pursuant to Section 43.A above or pursuant to Section 43.B above, as applicable, such Must Take Space, or the applicable portion thereof, when so leased to Tenant shall become part of the Premises and shall be subject to the terms and conditions of this Lease then prevailing for the balance of the Term, and all economic and other terms of this Lease that vary with the size of the Premises shall be revised to include the Must Take Space, or the applicable portion thereof, including, but not limited to, Base Rent (which shall be based upon the then escalated amount of the Second Floor Premises Base Rent and subject to the same percentage increases and at the same times as the Second Floor Premises Base Rent), Tenant’s Share of Operating Expenses, Tenant’s Share of Real Estate Tax Expenses, and the number of Parking Permits. Notwithstanding the foregoing, Landlord shall grant to Tenant a “rent holiday” from the payment of the installments of Base Rent for the Must Take Space, or the applicable portion thereof, commencing on the Must Take Space Commencement Date and continuing through December 31, 2016 (the “Must Take Space Free Rent Period”). During such Must Take Space Free Rent Period, the Base Rent with respect to the Must Take Space, or the applicable portion thereof, shall be abated (such rental abatement being hereinafter referred to as the “Must Take Space Free Rent Allowance”); provided, however, that (i) Tenant shall remain obligated during the Must Take Space Free Rent Period to perform all of Tenant’s obligations with respect to the remainder of the Premises and with respect to the Must Take Space, or the applicable portion thereof, under this Lease except as expressly aforesaid (including, but not limited to, the payment of all amount due and payable with respect to the remainder of the Premises, Additional Rent (including, but not limited to, Tenant’s Share of Operating Expenses and Tenant’s Share of Real Estate Tax Expenses), coming due under this Lease with respect to the Must Take Space, or the applicable portion thereof), and (iii) in the event of any termination of this Lease by Landlord based upon a Default hereunder by Tenant, the unamortized portion of Base Rent for the Must Take Space which would have otherwise been due and payable hereunder during the Must Take Space Free Rent Period in the absence of the Must Take Space Free Rent Allowance shall immediately become due and payable and any remaining Must Take Space Free Rent Allowance hereunder shall be of no force or effect.

54

D.     Execution of Lease Amendment: After the date on which either (i) Landlord provides evidence to Tenant of the IBT Release or (ii) Tenant exercises its right to lease the Must Take Space, or a portion thereof, as applicable, Landlord shall provide Tenant with an amendment to this Lease incorporating the terms of the Must Take Space as determined by this Section 43 and not otherwise modifying any of the terms of this Lease, and within thirty (30) days after delivery of such amendment, Landlord and Tenant shall execute such amendment to this Lease setting forth the terms set forth in this Section 43 as to the Must Take Space, or the applicable portion thereof. If Tenant shall fail to execute said amendment to this Lease for the Must Take Space, or the applicable portion thereof, within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord’s option exercisable by written notice to Tenant: (a) to cancel the exercise by Tenant of Tenant’s option and to offer to lease and to lease such Must Take Space to others upon such terms and conditions as shall be acceptable to Landlord, and to hold Tenant liable for any damages to Landlord from such cancellation, or (b) to not cancel the exercise by Tenant of Tenant’s option, in which case Tenant shall remain bound by the exercise thereof.

E.     Condition of Must Take Space; Must Take Space Tenant Allowance. Tenant shall accept the Must Take Space in its then as-is condition on the date of delivery by Landlord, and Landlord shall have no obligation to make any improvements or alterations to any portion of the Must Take Space except to the extent of Landlord’s general maintenance and repair obligations set forth in this Lease. Notwithstanding the foregoing, Landlord shall make available for Tenant’s improvements to the Must Take Space, an allowance (the "Must Take Space Tenant Allowance") in an amount equal to the product of (i) One Hundred Fifty Dollars ($150.00) multiplied by (ii) the number of rentable square feet comprising the applicable portion of the Must Take Space. The Must Take Space Tenant Allowance shall be used by Tenant in connection with all costs of improving the Must Take Space, including, but not limited to, the cost of all permits and governmental inspections, the cost of professional services, consulting services, furniture, fixtures, equipment, wiring (IT and/or telecommunications). all architectural and engineering fees, the preparation and delivery to Landlord of as-built plans, a coordination fee paid to Landlord in the amount of one percent (1%) of the cost of the improvement to the Must Take Space, and any other work or services required for Tenant to renovate the Must Take Space, all of which costs shall be payable out of the Must Take Space Tenant Allowance to the extent that the Must Take Space Tenant Allowance is sufficient for that purpose, and any excess amount of which costs shall be paid directly by Tenant. Notwithstanding the foregoing, not more than Thirty Percent (30%) of the Must Take Space Tenant Allowance may be used for the aggregate costs of furniture, fixtures, equipment, and wiring (IT and/or telecommunications). Except as set forth in this Section 43.D, the terms and conditions governing the payment and use of the Must Take Space Tenant Allowance shall be the same as those governing the payment and use of the Tenant Allowance with respect to the First Floor Premises set forth in the Work Agreement, attached hereto as Exhibit C, which terms and conditions shall be incorporated into the amendment to be executed by the parties as provided in Section 43.D. above.

55

44.  RIGHT OF FIRST OFFER.

A.     Available Space. Provided that Novavax (a) is not then in default (or, if Novavax is then in default, then provided Novavax cures such default within the applicable cure period set forth in this Lease), and has not been in Default more than twice during the immediately preceding three (3) years of the Term, in each case both at the time of Landlord’s Offer, as hereinafter defined, and at the time of the commencement of the Term as to the Available Space, as hereinafter defined, and (b) is then in occupancy of the Premises at the time of Landlord’s Offer, as hereinafter defined, and at the time of the commencement of the term as to the Available Space, as hereinafter defined, and the Premises comprise not less than 19,340 square feet of rentable area, then during the period commencing on July 2, 2015, and ending upon the date that is thirty-six (36) months prior to the expiration of the Term, Novavax shall have a continuous right to receive from Landlord prior to the next leasing of said Available Space by Landlord, an offer to lease the Available Space to Novavax on the terms set forth in Landlord’s Offer, which offer shall be accepted or rejected at Novavax’s option. “Available Space” means only that portion of the Must Take Space not leased by Tenant in accordance with the terms of Section 43 hereof on or before the Notice Outside Date, as said space may become available for lease after the initial leasing thereof by Landlord to another tenant. The Available Space shall be offered to and accepted (if at all) by Novavax on the terms and conditions set forth in Landlord’s offer to Novavax as to such Available Space (“Landlord’s Offer”), which Landlord’s offer shall include a term that is coterminous with this Lease and an amount of Base Rent charged for the Available Space that is the then Prevailing Market Rent.

B.     Notice; Exercise. Novavax shall give to Landlord written notice of Novavax’s exercise of its option to so lease the Available Space within thirty (30) days after the date on which Landlord gives Landlord’s Offer to Novavax, which notice shall either (i) accept Landlord’s Offer on the terms set forth therein, (ii) reject Landlord’s Offer, or (iii) accept Landlord’s Offer but reject the Prevailing Market Rate. If Novavax accepts Landlord’s Offer but not the Prevailing Market Rent, and if the parties do not agree within such 15-business day period, then the Prevailing Market Rent shall be determined by the Three Broker Method. If Novavax shall fail to exercise its option to lease the Available Space within said thirty (30) days after the date on which Landlord’s Offer is so given by Landlord, then Landlord shall be free to offer to lease and to lease such Available Space to others and Novavax’s right to lease said Available Space shall be void and of no force or effect until such time as said portion of the Available Space becomes available for lease after the leasing of said portion of Available Space to another tenant, and Landlord may lease said Available Space to others upon such terms and for such periods as shall be acceptable to Landlord (it being agreed that time shall be of the essence in Novavax’s delivery of the aforesaid notice to Landlord and that, if such written notice is not so delivered within the time aforesaid, Landlord will rely to its detriment on Novavax’s failure to give such written notice.

56

C.     Execution of Lease Amendment. Within thirty (30) days (subject to written extension by Landlord) after Landlord delivers to Novavax an amendment to this Lease incorporating the terms as to the Available Space as determined by this Section 44 and not otherwise modifying any of the terms of this Lease, Landlord and Novavax shall execute such amendment to this Lease setting forth the terms set forth in Landlord’s Offer as to the Available Space. If Novavax shall fail to execute said Lease Amendment for the Available Space within such thirty (30) day period (as the same may be extended as aforesaid), then Landlord shall have the right, at Landlord’s option exercisable by written notice to Novavax: (a) to cancel the exercise by Novavax of Novavax’s option and to offer to lease and to lease such Available Space to others upon such terms and conditions as shall be acceptable to Landlord, and to hold Novavax liable for any damages to Landlord from such cancellation, or (b) to not cancel the exercise by Novavax of Novavax’s option, in which case Novavax shall remain bound by the exercise thereof.

D.     Miscellaneous Provisions. Nothing set forth in this Section 44 shall be construed to give Novavax a superior right to lease any Available Space or any other space in the Building that is leased to another tenant and that is subject to any written option on the part of such other tenant to renew or extend the term thereof. Any lease of Available Space entered into pursuant to the terms of this Section 44 shall be effective upon the date of the amendment to this Lease and the term thereof and the obligation to pay rental thereunder shall commence upon the date determined pursuant to the provisions of Landlord’s Offer, as set forth in such amendment. During the period that any Landlord’s Offer is outstanding, Landlord may proceed with negotiations with prospective tenants other than Novavax with respect to any or all of the Available Space in question, provided that Landlord may only enter into leases with respect to any such Available Space upon complying with all of the terms and conditions regarding Novavax’s right of first offer, as set forth in this Section 44, Novavax may only take Available Space hereunder in whole but not in part.

[Signatures appear on the following page.]

57

IN WITNESS WHEREOF, Landlord and Tenant have executed this Lease under seal as of the day and year first above written.

WITNESS:		LANDLORD:

FIRSTFIELD HOLDCO LLC, a Delaware limited liability company

		By:	Greater Washington Life Sciences Fund, L.L.C., its Sole Member

			By:	Greater Washington LSF Manager, LLC, its Managing Member

By:	/s/ Sara Martinez			By:	/s/ Robert Scheer
				Name:	Robert Scheer
				Its:	Manager

ATTEST:		TENANT:

[Corporate seal]		NOVAVAX, INC., a Delaware corporation

By:	/s/ Laura Gibbs	By:	/s/ Barclay Phillips
Name:	Laura Gibbs	Name:	Barclay Phillips
Its:	Executive Assistant	Its:	SVP, CFO & Treasurer

58